UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Amendment No. 1

to

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Cadus Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION,

DATED March 28, 2018

CADUS CORPORATION

767 Fifth Avenue

New York, New York 10153

[●], 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Cadus Corporation, which we refer to as the “Company,” to be held at [●], on [●], 2018, at [●] a.m., local time.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the merger agreement that the Company entered into on January 20, 2018, which we refer to as the “merger agreement,” providing for the acquisition of the Company by Starfire Holding Corporation, which we refer to as “Parent.” The acquisition will occur by means of a merger of a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub,” with and into the Company, which we refer to as the “merger,” with the Company surviving the merger as a wholly-owned subsidiary of Parent. If the merger agreement is adopted by our stockholders and the merger is completed, each share of our common stock (other than shares owned by Parent, Merger Sub, or any of their respective subsidiaries or affiliates (other than the Company or any of its management), all of which we collectively refer to as the “Purchaser Group,” shares owned by the Company or the Company’s subsidiaries, and shares for which appraisal rights have been properly and validly perfected and not validly withdrawn or lost) will be converted into the right to receive $1.61 in cash, which represents a premium of approximately 69% to the closing stock price on September 19, 2017, the last trading day prior to the announcement by certain of Parent’s affiliates of their initial offer to acquire all shares not owned by them, which we refer to as the “initial offer,” and a premium of approximately 24% over the purchase price proposed in the initial offer of $1.30 per share.

Following the merger, Merger Sub will be a wholly-owned subsidiary of Parent, which currently owns approximately 67.81% of the issued and outstanding shares of our common stock. The proposed merger is a transaction by which the Company would be acquired by its own controlling stockholder. Accordingly such merger is a “going private transaction” under the rules of the U.S. Securities and Exchange Commission, which we refer to as the “SEC”.

To assist in evaluating the fairness of the merger to the Company and our stockholders, other than the Purchaser Group, the Board of Directors of the Company, which we refer to as the “Board,” formed a special committee of independent directors, which we refer to as the “Special Committee,” to consider and negotiate the terms and conditions of the merger and to make a recommendation to our Board.

The Board, acting on the unanimous recommendation of the Special Committee, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group) and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement.

The enclosed proxy statement describes the merger agreement, the merger and related matters. A copy of the merger agreement is also attached to the proxy statement. We urge our stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important, regardless of the number of shares of the Company’s common stock you own. The merger cannot be completed unless holders of (i) a majority of the aggregate voting power of the shares outstanding and entitled to vote on such proposal vote in favor of adoption of the merger agreement and (ii) a majority of the shares outstanding and entitled to vote on such proposal, and that are not owned by the Purchaser Group, vote in favor of adoption of the merger agreement. If you fail to vote on the merger agreement, the effect will be the same as a vote against adoption of the merger agreement.

If you have any questions or need assistance voting, please contact D. F. King & Co., Inc., our proxy solicitor, by calling (877) 478-5039 (toll-free).

Thank you in advance for your cooperation and continued support.

By order of the Board of Directors,

Hunter C. Gary

President

New York, New York

[●], 2018

The accompanying proxy statement is dated [●], 2018 and is first being mailed to stockholders on or about [●], 2018.

THIS SOLICITATION IS MADE ON BEHALF OF THE COMPANY. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CADUS CORPORATION

767 Fifth Avenue

New York, New York 10153

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2018

To the Stockholders of Cadus Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Cadus Corporation, a Delaware corporation, which we refer to as the “Company,” will be held at [●] on [●], 2018 at [●] a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2018, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among the Company, Starfire Holding Corporation, a Delaware corporation, which we refer to as “Parent,” and Cadus Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub.” A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (including the majority of the minority stockholder approval, as defined below) or in the absence of a quorum.

The merger agreement, the merger and the other transactions which would be effected in connection with the merger are described more fully in the attached proxy statement, and we urge you to read the attached proxy statement carefully and in its entirety.

The Board of Directors of the Company, which we refer to as the “Board,” acting on the unanimous recommendation of a special committee of the Board comprised of independent directors, which we refer to as the “Special Committee,” has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub, and any of their respective subsidiaries or affiliates (other than the Company and its management), all of which we collectively refer to as the “Purchaser Group”) and approved and declared advisable the merger agreement and transactions contemplated by the merger agreement, including the merger. The Board made its determination after consideration of a number of factors, including the recommendation of the Special Committee, and after consultation with the Board’s legal advisors.

Your vote is very important, regardless of the number of shares of the Company’s common stock you own. The merger cannot be completed unless holders of (i) a majority of the aggregate voting power of the shares outstanding and entitled to vote on such proposal vote in favor of adoption of the merger agreement and (ii) a majority of the shares outstanding and entitled to vote on such proposal, and that are not owned by the Purchaser Group, vote in favor of adoption of the merger agreement, which we refer to as the “majority of the minority stockholder approval.” If you fail to vote on the merger agreement, the effect will be the same as a vote against adoption of the merger agreement.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (including the majority of the minority stockholder approval), or in the absence of a quorum.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to return your proxy card, submit your proxy by telephone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement and who object in writing to the merger prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Special Factors—Rights of Appraisal” in the accompanying proxy statement and reproduced in its entirety as Annex C to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of common stock of the Company.

You may revoke your proxy before the special meeting by voting over the Internet or by telephone (only your latest Internet or telephone vote is counted) or by signing a new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card. In addition, you may revoke your proxy by attending the special meeting, requesting that your proxy be revoked and voting in person; however, attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

The Board has fixed the close of business on [●], 2018 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Only stockholders of record (including “street name” stockholders who can show that they beneficially owned our common stock on the record date), their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to the Company’s legal counsel at Morrison Cohen LLP, Attention: Matthew Manuelian, 909 Third Avenue, New York, New York 10022. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name;” and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock; and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting.

By order of the Board of Directors,

Hunter C. Gary

President

New York, New York

[●], 2018

Annexes

SUMMARY

The following Summary highlights selected information contained in this proxy statement. Since this Summary may not contain all of the information that may be important to you, we encourage you to read carefully the entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as any other related documents filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” Each item in this Summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 76.

Throughout this proxy statement, we refer to:

•	Parent and Merger Sub as the “Purchaser Parties;”

•	the Purchaser Parties and any subsidiary or “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) of any of the Purchaser Parties (other than the Company and its management) as the “Purchaser Group” or “Purchaser Group Members;”

•	the shares of the Company’s common stock not owned by the Purchaser Group Members as the “unaffiliated shares;”

•	the holders of unaffiliated shares as “unaffiliated stockholders;” and

•	each of the Special Committee’s and the Board’s determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group), and its approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and its recommendation that the stockholders of the Company adopt the merger agreement as the “Special Committee recommendation” and the “Board recommendation,” respectively.

Parties to the Merger Agreement (page 48)

Cadus Corporation

767 Fifth Avenue, Suite 4700

New York, New York 10153

Cadus Corporation, a Delaware corporation, which we refer to as “Cadus,” the “Company,” “we,” “our” or “us,” with headquarters in New York, New York, is in the business of purchasing individual homes and individual residential lots, renovating or constructing on them and reselling them. To date, Cadus has primarily focused its real estate activities in Florida.

The Company’s common stock, which we refer to as “our common stock,” is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., which we refer to as the “OTCQB.”

Additional information about Cadus is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 76 of this proxy statement.

Starfire Holding Corporation

100 South Bedford Road

Mt. Kisco, New York 10549

Starfire Holding Corporation is a Delaware corporation, which we refer to as “Parent.” Mr. Carl C. Icahn, whom we refer to as “Mr. Icahn,” holds 99.52% of the outstanding shares of Parent.

Cadus Merger Sub LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Cadus Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub,” was formed for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time (as defined in the section entitled “The Merger Agreement—When the Merger Becomes Effective” beginning on page 58) of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger agreement. At the effective time of the merger, Merger Sub will be merged with and into the Company at which point it will cease to exist, and upon the completion of the merger, the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, which we refer to as the “surviving corporation.”

The Special Meeting (page 49)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors of the Company, which we refer to as the “Board,” for use at the special meeting of the Company’s stockholders, which we refer to as the “special meeting,” to be held at [●] on [●], 2018 at [●] a.m., local time, or at any adjournment or postponement thereof.

Proposals to Be Voted on at the Special Meeting (page 49)

At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement, which we refer to as the “merger proposal;” and

•	the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (including the majority of the minority stockholder approval, as defined below), or in the absence of a quorum, which we refer to as the “adjournment proposal.”

Record Date and Quorum (page 49)

Only holders of record of shares of our common stock as of the close of business on [●], 2018, which we refer to as the “record date,” will be entitled to receive notice of, and to vote at, the special meeting or any adjournments thereof. As of the record date, there were 26,288,080 shares of our common stock issued, outstanding and entitled to vote, including 8,463,402 unaffiliated shares.

Holders of our common stock are entitled to one vote on each matter submitted to a vote for each share of our common stock owned at the close of business on the record date.

The presence of a majority of the outstanding shares of our common stock entitled to vote on a matter at the special meeting, in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Abstentions (as defined in the section entitled “The Special Meeting—Vote Required” beginning on page 50) are counted as present for the purpose of determining whether a quorum is present, whereas broker non-votes (as defined in the section entitled “The Special Meeting—Vote Required” beginning on page 50) are not counted as present for the purpose of determining whether a quorum is present.

Vote Required (page 50)

Merger Proposal

Approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote on such proposal, which we refer to as the “Company stockholder approval.” Under the merger agreement, the merger cannot be completed unless unaffiliated stockholders holding a majority of the outstanding unaffiliated shares also vote in favor of adoption of the merger agreement, which we refer to as the “majority of the minority stockholder approval” (see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 65). Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.

Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” approval of the adjournment proposal, and broker non-votes will have no effect on this proposal.

Voting by the Company’s Directors and Executive Officers (page 38)

At the close of business on the record date for the special meeting, the Company’s directors and executive officers beneficially owned and had the right to vote 23,834 shares of our common stock in the aggregate, which represents approximately 0.09% of the shares of our common stock entitled to vote at the special meeting.

The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Voting by Purchaser Group Members (page 33)

At the close of business on the record date for the special meeting, Mr. Icahn and Parent beneficially owned and had the right to vote 17,824,678 shares of our common stock in the aggregate, which represents approximately 67.81% of the shares of our common stock entitled to vote at the special meeting.

Mr. Icahn and Parent have informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Proxies and Revocation (page 52)

Any stockholder of record entitled to vote at the special meeting may vote in person by appearing at the special meeting, or by submitting a proxy over the Internet, by telephone, or by mail using the enclosed postage-paid envelope. If you are a beneficial owner of our common stock and your shares are held in “street name,” you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal, and your shares of our common stock will not have an effect on the adjournment proposal.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting, by voting over the Internet or by telephone, signing a new proxy and mailing it, or attending the special meeting, requesting that your proxy be revoked and voting in person. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee or vote in person at the special meeting if you obtain a “legal proxy,” as described in the sections entitled “The Special Meeting—Vote Required” beginning on page 50 and “The Special Meeting—Proxies and Revocation” beginning on page 52.

The Merger (page 57)

On January 20, 2018, Cadus entered into an Agreement and Plan of Merger, as may be amended from time to time, by and among the Company, Parent and Merger Sub, which we refer to as the “merger agreement.” The merger agreement provides that Merger Sub will be merged with and into the Company, which we refer to as the “merger,” with the Company continuing as the surviving corporation. The purpose of the merger is to enable Parent to acquire 100% of the Company. If the merger is consummated, then the Company will become a privately held company and a wholly-owned subsidiary of Parent, which is indirectly controlled by Mr. Icahn.

The Merger Consideration (page 58)

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $1.61, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes, other than shares of our common stock (i) owned by the Purchaser Group, (ii) owned by the Company or the Company’s subsidiaries, and (iii) shares for which appraisal rights have been properly and validly perfected and not validly withdrawn or lost, which we refer to as “dissenting shares” and which, collectively with (i) and (ii), we refer to as “excluded shares.” We refer to stockholders of the Company who own dissenting shares as “dissenting stockholders.”

When the Merger Becomes Effective (page 58)

We anticipate completing the merger by the second quarter of 2018, subject to the satisfaction of the closing conditions as described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 65 of this proxy statement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (Page 21)

Based primarily on the unanimous recommendation of the members of a committee of independent directors that was established by the Board to, among other things, evaluate and negotiate a potential transaction with Parent and its affiliates, which we refer to as the “Special Committee,” the Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group) and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board has also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board made its determination after careful consideration of a number of factors, including the recommendation of the Special Committee, and after consultation with the Board’s legal advisors. For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 21. For descriptions of the fairness determinations made by the Special Committee, the Board and the Purchaser Group, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 21 and “Special Factors—Position of the Purchaser Group as to Fairness of the Merger” beginning on page 32.

The Board unanimously recommends that the Company’s stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Opinion of Financial Advisor to the Special Committee (Page 25)

On January 20, 2018, Alvarez & Marsal Valuation Services, LLC, which we refer to as “Alvarez & Marsal,” the Special Committee’s financial advisor, orally rendered its opinion to the Special Committee (which was confirmed by delivery of Alvarez & Marsal’s written opinion, dated January 20, 2018, to the Special Committee) as to, as of such date, the fairness, from a financial point of view, to the stockholders of the Company, other than the Purchaser Group, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

Alvarez & Marsal’s opinion was provided for the benefit of the Special Committee (in its capacity as such), in connection with and for the purposes of the Special Committee’s consideration of the merger. The opinion only addressed the fairness, from a financial point of view, to the stockholders of the Company, other than the Purchaser Group, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the merger. The summary of Alvarez & Marsal’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alvarez & Marsal in connection with the preparation of its opinion. However, neither Alvarez & Marsal’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise or any form of assurance by Alvarez & Marsal as to the condition of the Company. The decision as to whether to proceed with the proposed merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Alvarez & Marsal’s opinion was based. See “Special Factors – Opinion of Financial Advisor to the Special Committee.”

Financing the Merger (page 37)

Parent’s and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing. Parent intends to finance the transaction using cash on hand. For more information, see “Special Factors—Financing the Merger” beginning on page 37.

Interests of Certain Persons in the Merger (page 37)

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Company stockholders that the merger agreement be adopted. For more information, see the sections entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37 and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 21.

Material U.S. Federal Income Tax Consequences of the Merger (page 39)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. Holders (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” on page 39) for U.S. federal income tax purposes. Stockholders who are U.S. Holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. You should read “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

The Merger Agreement (page 57)

Treatment of Common Stock (page 58)

At the effective time of the merger, each share of common stock, par value $0.01, of the Company, issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be automatically cancelled and converted into the right to receive the per share merger consideration of $1.61 in cash, without interest and less any applicable withholding taxes. Each of the excluded shares will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting stockholders as described below.

Reasonable Best Efforts (page 63)

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable.

Restrictions on Solicitation; Acquisition Proposals (page 61)

The Company (at the direction of the Special Committee) has agreed that neither it, the Board, the Special Committee, nor any of their respective members will directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation; Acquisition Proposals” beginning on page 61);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, the Company (at the direction of the Special Committee) may:

•	provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Company receives from the person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal,

if and only to the extent that, prior to taking any action described in the two bullets immediately above, the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable law.

Change of Recommendation; Superior Proposals (page 62)

The merger agreement provides that neither the Special Committee nor the Board is permitted, directly or indirectly to:

•	withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee recommendation or the Board recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee recommendation or the Board recommendation; or

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal.

Despite the foregoing restrictions, the merger agreement permits each of the Special Committee and the Board to withdraw or withhold the Special Committee recommendation or the Board recommendation, as applicable, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law, which we refer to as a “change of recommendation.”

Prior to the Special Committee making a change of recommendation in connection with a superior proposal (as defined in the section entitled “The Merger Agreement—Change of Recommendation; Superior Proposals” beginning on page 62), the following requirements must be met:

•	the Special Committee has given Parent written notice of its intention to change its recommendation at least two business days prior to its taking such action;

•	during such two business day period, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by the merger agreement, and the Special Committee and its representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this merger agreement proposed by Parent; and

•	an acquisition proposal that was a superior proposal continues to be a superior proposal in light of any revisions to the terms of the transactions contemplated by the merger agreement to which Parent and the Special Committee have agreed prior to the expiration of such two business day period.

Conditions to Completion of the Merger (page 65)

The respective obligations of the parties to the merger agreement to consummate the merger are subject to certain customary closing conditions, including (i) the receipt of the Company stockholder approval, (ii) the receipt of the majority of the minority stockholder approval, and (iii) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 65.

Termination (page 66)

The Company (at the direction of the Special Committee) and Parent may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent.

Either the Company (at the direction of the Special Committee) or Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger as follows:

•	for a failure to consummate the merger by June 30, 2018, which we refer to as the “outside date,” as described in the section entitled “The Merger Agreement—Termination” beginning on page 66;

•	for a failure to obtain the Company stockholder approval or the majority of the minority stockholder approval, as described in the section entitled “The Merger Agreement—Termination” beginning on page 66;

•	if the Special Committee has made a change of recommendation; or

•	if any final and non-appealable law or order permanently restrains, enjoins or otherwise prohibits consummation of the merger, as described in the section entitled “The Merger Agreement—Termination” beginning on page 66.

The Company (at the direction of the Special Committee) may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if there has been a breach of any representation, warranty, covenant or agreement by Parent or Merger Sub under the merger agreement, as described in the section entitled “The Merger Agreement—Termination” beginning on page 66.

Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if there has been a breach of any representation, warranty, covenant or agreement by the Company under the merger agreement, as described in the section entitled “The Merger Agreement—Termination” beginning on page 66.

Remedies (page 67)

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement.

Each party to the merger agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, without any requirement for the posting of a bond or other security, in addition to any other remedy to which such party is entitled at law or in equity.

Each party has waived any right to a jury trial with respect to any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Market Price of Common Stock (page 70)

The closing price of our common stock on the OTCQB on January 19, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, was $1.56 per share. If the merger is completed, you will be entitled to receive $1.61 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 69% to the closing stock price on September 19, 2017, the last trading day prior to the announcement by certain of Parent’s affiliates of their initial offer to acquire all shares not owned by them, which we refer to as the “initial offer,” and a premium of approximately 24% over the purchase price proposed in the initial offer of $1.30 per share.

On [●], 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of the Company’s common stock.

Rights of Appraisal (page 42)

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the Delaware General Corporate Law, which we refer to as the “DGCL.” This means that if you do not vote (either in person or by proxy) in favor of the merger proposal and you choose to exercise your appraisal rights, you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you exactly follow the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Special Factors—Rights of Appraisal” beginning on page 42 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (page 41)

If the merger is completed, Cadus will be a privately-owned company and there will be no public market for our common stock. Upon the completion of the merger, our common stock will be delisted from the OTCQB. In addition, the registration of our common stock under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Cadus. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully in their entirety, as well as any amendments thereto or other related documents filed with the SEC. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 76.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	What am I being asked to vote on at the special meeting?

A.	At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals: (i) to adopt the merger agreement (Proposal 1 on your proxy card), and (ii) to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger proposal or in the absence of a quorum (Proposal 2 on your proxy card).

Q.	How does the Board recommend that I vote?

A.	The Board unanimously recommends that you vote (i) “FOR” approval of the merger proposal (Proposal 1 on your proxy card), and (ii) “FOR” approval of the adjournment proposal (Proposal 2 on your proxy card).

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held at [●] on [●], 2018 at [●] a.m., local time.

Q.	Who can vote at the special meeting?

A.	Only holders of record of our common stock as of the close of business on [●], 2018, the record date for the special meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and any adjournments or postponements thereof. Please note that if you are a beneficial owner and you wish to vote in person at the special meeting, you must (i) provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting and (ii) obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 50 of this proxy statement. A “legal proxy” is not the form of proxy enclosed with this proxy statement.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date of [●], 2018. As of the record date, there were 26,288,080 shares of our common stock issued and outstanding, including 8,463,402 unaffiliated shares.

Q.	What is a quorum?

A.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes are not counted for the purpose of determining the presence of a quorum.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 50 of this proxy statement.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

o	Over the Internet: Go to the website of our tabulator, American Stock Transfer & Trust Company, LLC, which we refer to as “AST,” at the website referenced on your proxy card. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on [●], 2018, the day before the special meeting, for your proxy to be valid and your vote to count;

o	By Telephone: Call 1-800-776-9437, toll-free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on [●], 2018, the day before the special meeting, for your proxy to be valid and your vote to count; or

o	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to AST, Attn: Proxy Dept., 6201 15th Avenue, Brooklyn, NY 11219. Your shares will be voted according to your instructions. AST must receive the proxy card by [●], 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 50 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares of our common stock are registered directly in your name, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares (see also the next Q&A below).

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on [●], 2018.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by AST not later than [●], 2018 will be counted.

•	Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it. To attend the Special meeting, you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 50 of this proxy statement.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the special meeting if you obtain a “legal proxy.” To attend the Special meeting, you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 50 of this proxy statement.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc., which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the special meeting. The Company will pay the proxy solicitor a fee of $10,000. The Company has also agreed to pay a fee for each incoming and outgoing stockholder telephone call and agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will also indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	How are votes counted?

A.

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the adjournment proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as votes “AGAINST” the adjournment proposal. Broker non-votes will have no effect on the adjournment proposal.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to as broker non-votes. For the purpose of the Special Meeting, brokers cannot execute a “routine” vote. Therefore, if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will have no effect on the proposal to approve the adjournment proposal.

Q.	What vote is required for the Company’s stockholders to adopt the merger proposal?

A.	The merger proposal requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote on such proposal. Under the merger agreement, the merger also cannot be completed without the majority of the minority stockholder approval. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.

The proposed merger transaction is the acquisition of the Company by Parent, the Company’s current controlling stockholder, pursuant to the merger agreement. If the merger proposal is approved by our stockholders (including the majority of the minority stockholder approval) and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you, as a former holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from the OTCQB, the registration of our common stock under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $1.61 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not validly withdrawn or otherwise lost, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $161.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return any stock certificates you hold with your proxy card.

Q.	How does the merger consideration compare to the initial offer and the market price of our common stock prior to the announcement by certain of Parent’s affiliates of their initial offer?

A.	The per share merger consideration of $1.61 represents a premium of approximately 69% to the closing stock price on September 19, 2017, the last trading day prior to the announcement by certain of Parent’s affiliates of their initial offer, and a premium of approximately 24% over the purchase price proposed in the initial offer of $1.30 per share.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the relevant closing conditions, including approval by our stockholders of the merger proposal, we anticipate that the merger will be completed by the second quarter of 2018.

Q.	When will stockholders receive the merger consideration?

A.

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders with a paying agent mutually agreeable to the Company (at the direction of the Special Committee) and Parent, which we refer to as the “paying agent,” for the benefit of the holders of shares of our common stock.

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days thereafter, Parent and the surviving corporation will cause the paying agent to mail to each of our stockholders of record immediately prior to the effective time of the merger (other than holders of excluded shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration. The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the merger consideration. From the effective time of the merger until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.

Q.	What happens if the merger is not completed?

A.	If the merger proposal is not approved by the stockholders of the Company (including the majority of the minority stockholder approval), or if the merger is not completed for any other reason, then the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, we expect that the Company’s shares will continue to be registered with the SEC and quoted on the OTCQB.

Q.	What conditions must be satisfied to complete the merger?

A.	The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the receipt of the Company stockholder approval, (ii) the receipt of the majority of the minority stockholder approval, and (iii) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 65.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for the per share merger consideration of $1.61 in cash pursuant to the merger will generally be a taxable transaction to U.S. Holders (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” on page 39) for U.S. federal income tax purposes. If you are a U.S. Holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. We encourage you to read “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is [●], 2018. If you sell your shares of our common stock after the record date but before the special meeting, then you will retain your right to vote such shares at the special meeting but will not have the right to receive the merger consideration.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you sell your shares after the special meeting but before the effective time of the merger, then you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the transactions affect you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, by calling 1-800-776-9437, toll-free from the United States, Canada and Puerto Rico, and following the recorded instructions; or

•	the Internet, by accessing the website referenced on your proxy card and following the instructions on the website.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the merger proposal.

Even if you plan to attend the special meeting, to ensure that your shares of our common stock are voted, please submit a proxy to vote your shares of our common stock by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

Q.	Should I send in my stock certificates now?

A.	No. If the merger proposal is approved, after the completion of the merger, you will promptly, and in any event within three business days, be sent a letter of transmittal, describing how you may exchange your shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger Agreement—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 58. Please do NOT return any stock certificates you hold with your proxy.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of the Company’s common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of the Company’s common stock?

A.	Yes. As a holder of the Company’s common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Special Factors—Rights of Appraisal” beginning on page 42.

Q.	Who can help answer any other questions I might have?

A.

If you have more questions about the transactions, or require assistance in submitting your proxy or voting your shares of the Company’s common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent for Cadus in connection with the special meeting.

If your broker, bank or other nominee holds your shares of the Company’s common stock in “street name,” you should also call your broker, bank or other nominee for additional information.

Our proxy solicitor may be contacted at:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Toll-free: (877) 478-5039

Banks and Brokers: (212) 269-5550

SPECIAL FACTORS

Background of the Merger

The Board regularly reviews and evaluates, with the Company’s management, the Company’s business strategies, operational and financial performance, industry conditions and potential opportunities and challenges, all as part of its consideration and evaluation of the Company’s prospects and its goal of enhancing stockholder value. As part of these efforts, the Board and Company management have considered and reviewed the Company’s strategic direction and business objectives. The Company did not enter into any confidentiality agreements with the Purchaser Group in connection with the discussions described below and is not a party to any confidentiality agreement with a standstill provision which would prevent any third party from making an offer to acquire the Company or the unaffiliated shares.

The following chronology summarizes key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among the Special Committee, members of our management or the Special Committee’s representatives and other parties with respect to the merger.

On September 20, 2017, the Board received an unsolicited letter from Barberry Corp. and High River Limited Partnership, which we refer to, collectively, as “Bidder,” seeking to discuss a potential acquisition of the unaffiliated shares of our common stock for $1.30 per share in cash, which we refer to as the “proposed transaction.” The letter also stated that consummation of the proposed transaction would, in addition to customary conditions, be subject to the non-waivable conditions that the proposed transaction be approved by (i) a special committee of independent directors of the Company that has been empowered to freely select its own advisors and to reject the transaction definitively should that be its business judgement, and (ii) an informed vote of the unaffiliated stockholders. At the time of delivery of the letter, Barberry Corp. and High River Limited Partnership, which are affiliates of Parent, were the Company’s controlling stockholders. Subsequent to the signing of the merger agreement, the shares of our common stock previously held by Barberry Corp. and High River Limited Partnership were transferred to Parent. As a result, Parent now owns 67.81% of the issued and outstanding shares of our common stock, and the proposed merger is therefore a transaction by which the Company would be acquired by its own controlling stockholder.

On September 25, 2017, Jack G. Wasserman, the Company’s lead independent director, spoke with representatives of Mr. Icahn to inform them that the Company was in the process of engaging independent counsel.

On October 9, 2017, the Board formed the Special Committee, consisting of Peter S. Liebert, M.D., Tara Elias Schuchts and Jack G. Wasserman. The Board formed the Special Committee because Hunter C. Gary, the Company’s President and Chief Executive Officer, is a member of the Board. Since 2010, Mr. Gary’s principal occupation has been Senior Vice President of Icahn Enterprises L.P., which we refer to as “IEP”. Accordingly, Mr. Gary’s employer is IEP, an entity that is approximately 91% beneficially owned by Mr. Icahn. Mr. Gary was not considered independent with respect to the Company due to his on-going employment relationship with IEP and the Company. The Board determined that it would be in the best interests of the Company and its stockholders to form the Special Committee to assist the Board in evaluating the fairness of the proposed transaction to the Company and the unaffiliated stockholders, and to consider and negotiate the terms and conditions of the proposed transaction and any alternative transaction, and to make a recommendation to the Board. The Board determined that all members of the Special Committee were independent and disinterested.

On October 10, 2017, the Special Committee met to discuss the proposed transaction. Representatives of Dorsey & Whitney LLP, legal counsel to the Special Committee, which we refer to as “Dorsey & Whitney,” were also present. Dorsey & Whitney reviewed the letter sent to the Board by Bidder, and then provided an overview of fiduciary duties of directors of a Delaware corporation. A discussion was then held regarding the engagement of a financial advisor to advise the Special Committee and, if requested, to deliver to the Special Committee an opinion as to the fairness, from a financial point of view, to the Company’s stockholders other than the Purchaser Group, of the consideration to be received by such holders in a transaction.

On October 17, 2017, Mr. Wasserman and representatives of Dorsey & Whitney met with representatives of each of Alvarez & Marsal and two other financial advisory firms to discuss their potential engagement as financial advisor to the Special Committee.

On October 20, 2017, the Special Committee held a meeting. Representatives of Dorsey & Whitney were also present. Mr. Wasserman described the meetings held on October 17, 2017 with candidates for financial advisor to the Special Committee. After discussion, the Special Committee approved the engagement of Alvarez & Marsal as its financial advisor.

On October 25, 2017, Alvarez & Marsal was engaged as financial advisor to the Special Committee.

On October 27, 2017, the Company issued a press release announcing the formation of the Special Committee and the appointment of Alvarez & Marsal and Dorsey & Whitney as advisors to the Special Committee.

On November 20, 2017, the Special Committee held a meeting. Representatives of Dorsey & Whitney and Alvarez & Marsal were also present. Alvarez & Marsal reviewed with the Special Committee its preliminary financial analysis with respect to the Company and the proposed transaction. Following discussion, the Special Committee determined that Bidder’s September 20th offer of $1.30 per share was inadequate. Based on a discussion with the assistance of its legal and financial advisors, the Special Committee determined that engaging in a process to seek an alternate potential buyer would not be a good use of Company resources and would not be in the best interests of the Company and its stockholders. The Special Committee made this determination based on the following factors: (i) the belief based on discussions with Alvarez & Marsal that an alternative third-party acquirer was unlikely to emerge through a process, due in part to the Purchaser Group’s majority ownership of the Company, (ii) the fact that no alternative third-party buyer had indicated any interest in acquiring the Company following the Company’s announcement of the formation of the Special Committee to consider the proposed transaction as well as any other potential offers, and (iii) a potential third-party acquiror would not be able to acquire the Company without the consent of the Purchaser Group. Representatives of Alvarez & Marsal answered a number of questions from the Special Committee and were subsequently excused from the remainder of the meeting. The Special Committee then instructed Dorsey & Whitney to schedule a meeting with representatives of Bidder to suggest that Bidder increase its offer price to $1.78 per share.

On November 21, 2017, Mr. Wasserman and representatives of Dorsey & Whitney met telephonically with representatives of Bidder. Mr. Wasserman and Dorsey & Whitney proposed, on behalf of the Special Committee, suggested that Bidder increase its offer price to $1.78 per share. Representatives of Bidder indicated that Bidder would present a revised proposal after further consideration.

On November 28, 2017, Mr. Wasserman and representatives of Dorsey & Whitney met telephonically with representatives of Bidder. Representatives of Bidder indicated that Bidder would be sending a letter to the Special Committee later that day in which Bidder would deliver a revised proposal to the Special Committee in response to the Special Committee’s feedback on Bidder’s initial offer price. Later that day, Bidder sent a letter to the Special Committee increasing its offer price from $1.30 to $1.51 per share.

On November 29, 2017, the Special Committee held a meeting. Representatives of Dorsey & Whitney were also present. The Special Committee discussed the revised proposal communicated by Bidder. After discussion, the Special Committee determined that a counteroffer of $1.69 per share should be conveyed to Bidder. Later that day, representatives of Dorsey & Whitney, on behalf of the Special Committee, met telephonically with representatives of Bidder and suggested that Bidder increase its offer price to $1.69 per share.

On December 8, 2017, Thompson Hine LLP, legal counsel to Bidder, which we refer to as “Thompson Hine,” sent a draft merger agreement to Dorsey & Whitney. The agreement contemplated a “two-step” merger in which Bidder would make a tender offer for the outstanding shares of our common stock owned by unaffiliated stockholders, followed by a merger if a minimum ownership threshold of 90% was achieved as a result of the tender offer.

On December 12, 2017, representatives of Dorsey & Whitney and Thompson Hine held a telephone conference, during which Dorsey & Whitney indicated that they would prefer a “one-step” merger in which the merger would be subject to a shareholder vote (rather than a tender offer), and that the proposed minimum ownership threshold as presented in the initial draft of the merger agreement was problematic to the Special Committee and that such condition would be deleted in the subsequent mark-up of the agreement. The Special Committee was concerned that the “two-step” merger structure could allow Bidder to acquire enough shares to own at least 80% (but less than 90%) of the total outstanding shares of our common stock, which, due to applicable tax rules, would then permit Bidder to fully utilize the Company NOLs (as defined below) and the research and development tax credits without purchasing all of the issued and outstanding shares of our common stock that it did not already own. The Special Committee was also concerned that the minimum ownership threshold of 90% for the second-step merger was a high hurdle that may not have been achieved, in which event Bidder might not have consummated the second-step merger. Failure by Bidder to consummate the second-step merger would have resulted in non-tendering stockholders owning highly illiquid securities with very little opportunity to dispose of those shares. Thompson Hine conveyed to Dorsey & Whitney that they would discuss this request with Bidder.

On December 16, 2017, Dorsey & Whitney sent a mark-up of the merger agreement to Thompson Hine. Dorsey & Whitney indicated that the minimum ownership threshold remained an open point and was not addressed in the mark up.

On December 28, 2017, Thompson Hine sent a revised draft of the merger agreement to Dorsey & Whitney. The structure of the proposed transaction was revised from a two-step merger transaction (with the first-step being a tender offer) to a one-step merger transaction to be submitted for approval by a vote of the Company’s stockholders.

On January 3, 2018, representatives of Dorsey & Whitney and Mr. Icahn met telephonically to discuss certain changes to the merger agreement. Later that day, Dorsey & Whitney sent a mark-up of the revised draft of the merger agreement to Thompson Hine.

On January 10, 2018, Mr. Wasserman and representatives of Dorsey & Whitney, on behalf of the Special Committee, met telephonically with representatives of Bidder. During this meeting, Bidder increased its offer price to $1.61 per share. Following this meeting with Bidder, the Special Committee met telephonically, along with representatives of Dorsey & Whitney, to discuss Bidder’s revised offer price of $1.61 per share. After discussion, the Special Committee determined that a counteroffer of $1.63 per share should be communicated to Bidder. Representatives of Dorsey & Whitney, on behalf of the Special Committee, then met telephonically with representatives of Bidder and suggested that Bidder increase its offer price to $1.63 per share. Representatives of Bidder indicated that $1.61 per share constituted Bidder’s best and final offer. Later that day, Bidder sent a letter to the Special Committee restating its revised offer price of $1.61 per share.

During the weeks of January 8 and January 15, 2018, Thompson Hine and Dorsey & Whitney exchanged several drafts of the merger agreement.

On January 17, 2018, a representative of Dorsey & Whitney met telephonically with a representative of Bidder.  The representative of Dorsey & Whitney, on behalf of the Special Committee, again made a counteroffer of $1.63 per share, which the representative of Bidder rejected.

Also on January 17, 2018, the Special Committee held a meeting. Representatives of Dorsey & Whitney and Alvarez & Marsal were also present. Alvarez & Marsal reviewed with the Special Committee its updated preliminary financial analysis with respect to the Company and the proposed transaction. The Special Committee asked a number of questions of Alvarez & Marsal. The Special Committee then decided to meet again on January 20, 2018 to further consider the proposed transaction.

On January 20, 2018, the Special Committee held a meeting. Representatives of Dorsey & Whitney and Alvarez & Marsal were also present. Alvarez & Marsal reviewed with the Special Committee its updated financial analysis with respect to the Company and the proposed transaction. The Special Committee asked a number of questions of Alvarez & Marsal regarding the updated financial analysis. Alvarez & Marsal, at the request of the Special Committee, then rendered its oral opinion dated January 20, 2018, which was subsequently confirmed by delivery of Alvarez & Marsal’s written opinion dated the same date, to the Special Committee to the effect that, as of that date and based on and subject to the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alvarez & Marsal in preparing its opinion, the $1.61 per share merger consideration to be received by the stockholders of the Company other than the Purchaser Group in the proposed transaction was fair to such stockholders from a financial point of view. Alvarez & Marsal was then excused from the remainder of the meeting.

Dorsey & Whitney then reviewed with the Special Committee fiduciary duties owed by directors under Delaware law. Following this discussion, the Special Committee members asked a number of questions of Dorsey & Whitney. The Special Committee then unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, were advisable, fair to and in the best interests of the Company and the holders of the shares of our common stock (other than the Purchaser Group). For the basis of the Special Committee’s determination, please see the section entitled “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—Special Committee” beginning on page 21. The Special Committee further unanimously resolved to (i) authorize and approve, in all respects, the form, terms and provisions of the merger agreement and the consummation of the transactions contemplated thereby, including, without limitation, the merger, (ii) recommend that the Board approve and adopt the merger agreement, (iii) direct that the merger agreement be submitted to the holders of the shares of our common stock for adoption, and (iv) recommend to the holders of the shares of our common stock that they adopt the merger agreement.

Later that day, the Board held a meeting. Representatives of Dorsey & Whitney, as counsel to the Special Committee, and a representative of Morrison Cohen LLP, which we refer to as “Morrison Cohen,” as counsel to the Company, were also present. Based primarily on the unanimous recommendation of the Special Committee, the Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group) and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. For the basis of the Board’s determination, please see the section entitled “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—Special Committee” beginning on page 21. The Board also unanimously resolved to submit the merger agreement for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. Immediately following this meeting of the Board, the merger agreement was executed by the Company, Parent and Merger Sub.

On January 22, 2018, prior to the open of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the merger agreement and filed the press release as an exhibit to its Current Report on Form 8-K.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and the Board believe, based on their consideration of the factors described below, that the merger agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair to the Company’s unaffiliated stockholders.

The Special Committee

The Special Committee, with the advice and assistance of its outside legal and financial advisors, evaluated the merger, the terms and conditions of the merger agreement and the transactions contemplated thereby. Over the course of approximately four months, the Special Committee held a number of meetings and led negotiations with Bidder. At a meeting held on January 20, 2018, the Special Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, were advisable, fair to and in the best interests of the Company and the holders of the shares of our common stock (other than the Purchaser Group). The Special Committee further unanimously resolved to (i) authorize and approve, in all respects, the form, terms and provisions of the merger agreement and the consummation of the transactions contemplated thereby, including, without limitation, the merger, (ii) recommend that the Board approve and adopt the merger agreement, (iii) direct that the merger agreement be submitted to the holders of the shares of our common stock for adoption, and (iv) recommend to the holders of the shares of our common stock that they adopt the merger agreement.

In evaluating the proposed merger agreement and the transactions contemplated thereby, including the merger, the Special Committee consulted with the Special Committee’s outside legal and financial advisors, consulted with Mr. Hunter C. Gary, the Company’s President and Chief Executive Officer, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•	the fact that the Board did not affirmatively reach out to any third parties to solicit interest in an alternative transaction;

•	the fact that, as a condition to the closing of the merger, the merger agreement must be adopted by our stockholders, including the holders of the majority of unaffiliated shares, which allows for an informed vote by the stockholders on the merits of the merger;

•	the fact that the merger consideration consists solely of cash, providing our stockholders with certainty of value and liquidity upon consummation of the merger, particularly in light of the relatively limited trading volume of our stock and allowing our stockholders to immediately realize a certain and fair value for their shares and eliminating any uncertainty in valuing the consideration to be received by such stockholders and allowing stockholders the ability to pursue other investment alternatives;

•	recent and historical market prices for our common stock, as compared to the merger consideration, including the fact that the merger consideration of $1.61 per share represents an approximate premium of 69% over the trading price for our common stock on September 19, 2017, the last trading day before the announcement of the initial offer;

•	the extensive negotiations with respect to the merger consideration, which led to an increase in the merger consideration to $1.61 per share in cash from Bidder’s initial proposal of $1.30 per share in cash on September 20, 2017, as described above under “—Background of the Merger” beginning on page 18;

•	the Special Committee’s belief, based on negotiations with Bidder, that Bidder’s offer of $1.61 per share in cash was the highest per share consideration that Bidder would be willing to offer to acquire the unaffiliated shares;

•	the fact that no third-party acquiror had indicated an interest in pursuing any strategic transaction involving the Company;

•	the fact that any potential third-party acquiror would not be able to acquire the Company without the consent of the Purchaser Group;

•	the belief that the value to unaffiliated stockholders of the Company continuing as an independent public company would not be as great as the merger consideration, due to the public market’s emphasis on short term results, and the potential risks and uncertainties associated with the near-term prospects of the Company;

•	the financial analyses provided by Alvarez & Marsal and reviewed with the Special Committee as well as the oral opinion of Alvarez & Marsal rendered to the Special Committee on January 20, 2018 (which was confirmed by delivery of Alvarez & Marsal’s written opinion, dated January 20, 2018, to the Special Committee) as to, as of such date, the fairness, from a financial point of view, to the stockholders of the Company other than the Purchaser Group of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement, which financial analyses and opinion the Special Committee adopted as its own. See “—Opinion of Financial Advisor to the Special Committee” beginning on page 25;

•	the fact that the Special Committee retained nationally recognized legal and financial advisors, each of which has extensive experience in transactions similar to the merger, and that these legal and financial advisors were involved throughout the process and updated the Special Committee directly and regularly; and

•	the Special Committee’s review of the structure of the merger agreement and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

o	the limited and customary conditions to the parties’ obligations to complete the merger, and the commitment by Parent and Merger Sub to use their reasonable best efforts to take or cause to be taken all actions to consummate the merger;

o	the fact that there are no unusual requirements or conditions to the merger, increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated stockholders of the Company in the merger will be received;

o	the absence of a financing condition in the merger agreement;

o	subject to compliance with the merger agreement and prior to the time our stockholders approve the proposal to adopt the merger agreement, the ability of the Company (at the direction of the Special Committee) to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

o	the ability of each of the Board and the Special Committee, subject to certain conditions, to change its recommendation that our stockholders adopt the merger agreement;

o	our ability to specifically enforce Parent’s and Merger Sub’s obligations under the merger agreement in certain circumstances, including their obligation to consummate the merger, subject to certain conditions being met;

o	the customary nature of the representations, warranties and covenants of Parent and Merger Sub in the merger agreement; and

o	the availability of appraisal rights under Delaware law to our stockholders who do not vote in favor of the proposal to adopt the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Special Committee believes the following factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Company’s minority stockholders:

•	the Special Committee consisted solely of independent directors not affiliated with Bidder. The Board delegated to the Special Committee the exclusive power and authority to retain its own legal and financial advisors, to determine whether to proceed with a transaction with Bidder or pursue alternatives thereto, and, if a decision was made to proceed with a transaction with Bidder, to review, evaluate and negotiate any such transaction;

•	other than their receipt of Board fees (which are not contingent upon the consummation of the merger or the Special Committee’s or the Board’s recommendation or approval of the merger) and their interests described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37, the members of the Special Committee have no financial interest in the merger that is different from, or in addition to, the interests of the unaffiliated stockholders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger, to decide not to engage in the merger and to consider alternatives to the merger;

•	the Special Committee was deliberate in its process, taking approximately four months to analyze and evaluate the Purchaser Group’s initial proposal and to negotiate the terms of the proposed merger with the Purchaser Group;

•	the September 20, 2017 offer of Bidder, as amended on November 28, 2017 and on January 10, 2018, required that the consummation of the proposed transaction, in addition to customary conditions, be subject to the non-waivable conditions that the proposed transaction be approved by (i) a special committee of independent directors of the Company that has been empowered to freely select its own advisors and to reject the transaction definitively, and (ii) an informed vote of the holders of a majority of the unaffiliated shares. The Special Committee met a number of times to evaluate the Bidder’s proposal, the merger and related matters. During these meetings, the Special Committee extensively deliberated and discussed the advantages and disadvantages of the merger; and

•	the terms and conditions of the merger agreement, including the Company’s ability to terminate after June 30, 2018 if the merger has not occurred prior to such date, which allows the Company to ensure that the merger is consummated as negotiated by the Special Committee.

The Special Committee also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):

•	the fact that, subsequent to the consummation of the merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent our stockholders (other than the Purchaser Group) from participating in any value creation the business could generate, as well as any future appreciation in our value;

•	the fact that the Company will be prohibited from initiating, soliciting, or knowingly encouraging or facilitating the making of, an alternative acquisition proposal, from participating in any discussions or negotiations regarding, or providing any confidential or non-public information to any person relating to an acquisition proposal, or otherwise knowingly facilitating any effort or attempt to make an acquisition proposal, subject to certain exceptions;

•	the fact that Parent’s and Merger Sub’s obligations to consummate the merger are subject to certain conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside our control;

•	the fact that if the merger is not consummated:

o	our directors and officers will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction; and

o	the trading price of our common stock would likely materially decrease;

•	the fact that under the terms of the merger agreement, we have agreed that we will conduct our business in the ordinary course and that subject to Parent’s consent, we will not take a number of specific actions related to the conduct of our business, and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

•	the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the merger is consummated; and

•	the fact that the merger consideration will be taxable to our taxpaying stockholders.

The Special Committee concluded that the potential benefits that it expected the Company stockholders (other than the Purchaser Group) would achieve as a result of the merger outweighed the risks and potentially negative factors relevant to the merger.

The Special Committee was formed by the Board as a result of the letter from Bidder seeking to discuss a potential acquisition of the unaffiliated shares. Accordingly, the timing of the proposed merger has been dictated by the timing of Bidder’s unsolicited proposals to the Company. In addition, as noted in more detail above, the Special Committee recognized, among other things, (i) that the value of the Company NOLs and research and development tax credits would diminish over time to the extent not utilized, thereby rendering them less valuable to Bidder and potential third-party acquirors as time passed and the merger was not consummated, and (ii) the significant premium that the merger consideration represents to our common stock’s market price prior to the announcement of Bidder’s initial offer, as well as the potential value to our stockholders associated with the certainty of receiving an all-cash amount now relative to the current performance of, and outlook for, the Company.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Special Committee based its recommendation on the totality of the information presented. Accordingly, the Special Committee has decided that it is in the best interest of the Company and the Company’s stockholders (other than the Purchaser Group) to undertake the merger at this time for the reasons described above.

The foregoing discussion of the information and factors considered by the Special Committee is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Note Concerning Forward-Looking Statements” beginning on page 47.

Recommendation of the Board

The Board consists of four directors. On January 20, 2018, based primarily on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group);
•	approved the merger agreement and the transactions contemplated by the merger agreement, including the merger; and
•	resolved to recommend that the Company’s stockholders vote “FOR” the merger proposal.

The Board unanimously recommends that you vote “FOR” the merger proposal.

The Board believes, based on their considerations of the factors described above, that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to the Company’s unaffiliated stockholders. In accepting the Special Committee’s recommendations and concluding that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and the unaffiliated stockholders, our Board consulted with outside legal advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own analysis the Special Committee’s analyses and conclusions in their entirety (and, by extension, the financial analyses and opinion of Alvarez & Marsal, which the Special Committee had adopted as its own). Other than the merger agreement and the transactions contemplated thereby, the Board is not aware of any firm offer made by any person during the two years prior to the date of merger agreement for (i) a merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the assets of the Company, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Financial Advisor to the Special Committee

On January 20, 2018, Alvarez & Marsal orally rendered its opinion to the Special Committee (which was confirmed by delivery of Alvarez & Marsal’s written opinion, dated January 20, 2018, to the Special Committee) as to, as of such date, the fairness, from a financial point of view, to the stockholders of the Company, other than the Purchaser Group, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

Alvarez & Marsal’s opinion was provided for the benefit of the Special Committee (in its capacity as such), in connection with and for the purposes of the Special Committee’s consideration of the merger. The opinion only addressed the fairness, from a financial point of view, to the stockholders of the Company, other than the Purchaser Group, of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the merger. The summary of Alvarez & Marsal’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alvarez & Marsal in connection with the preparation of its opinion. However, neither Alvarez & Marsal’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise or any form of assurance by Alvarez & Marsal as to the condition of the Company. The decision as to whether to proceed with the proposed merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Alvarez & Marsal’s opinion was based.

In connection with its opinion, Alvarez & Marsal, among other things:

•	Reviewed, among other documents, the following:

•	A draft of the merger agreement dated January 16, 2018;

•	First Amended and Restated Merger Agreement of Limited Partnership of Laurel Partners Limited Partnership dated December 31, 1996;

•	Laurel Partners General Ledger Trial Balance for the period ended December 31, 2017;

•	Cadus Corporation and Subsidiary Form 1120 NOL Carryover Detail Schedule;

•	2015 Form NYC-2A New York City Combined Business Corporation Tax Return;

•	2015 Form CT-3-A New York State General Business Corporation Combined Franchise Tax Return;

•	2016 Form 1120 Florida Corporate Income/Franchise Tax Return;

•	2016 Form 1120 U.S. Corporation Income Tax Return;

•	Cadus Patents dated September 28, 2015;

•	Cadus Property Listing dated January 16, 2018;

•	Buyer’s and Seller’s Combined Closing Statements for the following properties:

o	241 Atlantic Isle, Sunny Isles Beach, FL dated March 19, 2014

o	700 88th Street, Surfside, FL dated May 2, 2014

o	1211 Stillwater Drive, Miami Beach, FL dated March 11, 2014

o	1420 Biscaya Drive, Surfside, FL dated February 4, 2014

o	2535 Shelter Avenue, Miami Beach, FL dated April 30, 2014

o	2555 Shelter Avenue, Miami Beach, FL dated April 30, 2014

o	3437 N. Mooring Way, Coconut Grove, FL dated April 8, 2014

o	3506 Main Lodge Drive, Coconut Grove, FL dated February 4, 2014

o	18970 N. Bay Road., Sunny Isles Beach, FL dated March 24, 2014

•	Vacant Land N Bayshore Drive/ Folio No. 06-2228-011-2620 dated August 29, 2014;

•	Residential Contract of Sale for 69 East Hollow Road, East Hampton, NY dated August 7, 2014;

•	Strang Architecture Schematic Design Set for 11404 North Bayshore Drive, North Miami, FL dated February 5, 2015; and

•	Application for Payment from EBL Construction for 2535 Shelter Avenue, Miami Beach, FL dated December 25, 2017.

•	Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2013 through December 31, 2016 and the Company’s unaudited interim financial statements for the quarter ended September 30, 2017 included in the Company’s Form 10-Q filed with the SEC;

•	Reviewed certain non-public internal financial information, including an unaudited balance sheet as of December 31, 2017, and other data relating to the business and financial prospects for the Company that were provided to Alvarez & Marsal by the Company for the purpose of its analysis and accordingly on which basis Alvarez & Marsal prepared its analysis;

•	Conducted discussions with, and relied on statements made by, members of the management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the merger;

•	Reviewed a letter dated January 20, 2018 from the management of the Company, which made certain representations as to historical financial statements, financial condition of the underlying assets and liabilities, and other assumptions for the Company, which we refer to as the “management letter”;

•	Considered the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Alvarez & Marsal deemed relevant;

•	Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business Alvarez & Marsal deemed relevant;

•	Reviewed and discussed with the Special Committee the following estimates or scenarios: (i) estimates prepared by Company management of the Company’s net operating loss tax carryforwards, which we refer to as the “Company NOLs,” and research and development tax credits, (ii) illustrative theoretical scenarios (which we refer to as the “Company illustrative scenarios”) of the Company’s taxable income and use of the Company NOLs and research and development tax credits and the timing of the realization thereof, which (A) were prepared by Company management solely for the preparation of Alvarez & Marsal’s financial analyses and opinion and (B) Company management indicated were more favorable to the Company than what management believed was achievable, (iii) estimates of the potential tax savings available to the Purchaser Group based on the Company NOLs and research and development tax credits, which we refer to as the “Purchaser Group estimated NOL tax savings,” which were discussed with representatives of the Purchaser Group, and (iv) estimates of the potential tax savings available to a third party acquiror based on the Company NOLs and research and development tax credits and the assumptions underlying the Company illustrative scenarios, subject to the limitations of Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the “third party estimated NOL tax savings”; and

•	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Alvarez & Marsal deemed relevant and appropriate for purposes of its opinion.

Alvarez & Marsal’s opinion was subject to the following additional qualifications and limitations, with the Company’s consent:

•	In arriving at its opinion, Alvarez & Marsal relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, data and representations (including, without limitation, the accuracy of the representations set forth in the management letter) that were (i) publicly available, (ii) furnished to Alvarez & Marsal by the Company, or (iii) otherwise reviewed by Alvarez & Marsal for purposes of its opinion; and Alvarez & Marsal did not assume any responsibility or liability for any such information, data or representations. In addition, Alvarez & Marsal assumed that (i) the Company NOLs and research and development tax credits were reasonably calculated in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the amount of such Company NOLs and research and development tax credits, (ii) the Company illustrative scenarios were a reasonable basis on which to calculate a range of theoretical values of the Company NOLs and research and development tax credits to the Company on a standalone basis, (iii) the Purchaser Group estimated NOL tax savings were a reasonable basis on which to calculate the upper end of the value of the Company NOLs and research and development tax credits to the Purchaser Group, and (iv) the third party estimated NOL tax savings were a reasonable basis on which to evaluate a hypothetical third party acquiror’s ability to utilize the Company NOLs and research and development tax credits to achieve future tax savings. In connection with the preparation of Alvarez & Marsal’s analyses and opinion, management of the Company advised Alvarez & Marsal that the Company generated no revenue for the years ended December 31, 2015, 2016 and 2017; did not seek to utilize, license, sell or otherwise derive revenue from the its patents, or develop or pursue new technology; had no contracts for the sale of any of its real properties; and maintained a full valuation allowance against its deferred tax assets based on Company management’s assessment of the likelihood of realization of taxable income. In addition, in connection with the preparation of Alvarez & Marsal’s analyses and opinion, management of the Company advised Alvarez & Marsal, with respect to the Company’s interest in Laurel Partners that, to the best of Company managements’ knowledge, Laurel Partners did not have any ongoing operations.

•	Alvarez & Marsal did not make an independent evaluation or appraisal of the assets, other than the Company’s real property assets, or liabilities (contingent or otherwise) of the Company, nor was Alvarez & Marsal furnished with any such appraisals.

•	Neither Alvarez & Marsal nor any of its affiliates was requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company, or any alternatives to the merger, (ii) negotiate the terms of the merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the merger.

•	Alvarez & Marsal’s opinion addressed only the fairness, from a financial point of view, to the stockholders of the Company (other than the Purchaser Group) of the merger consideration to be received by such stockholders in the merger. Alvarez & Marsal did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or merger, including, without limitation, as to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received by the stockholders of the Company in the merger, or with respect to the fairness of any such compensation.

•	Alvarez & Marsal assumed that all of the conditions required to implement the merger would be satisfied and that the merger as consummated would not differ in any material respect from that described in the merger agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the merger agreement would comply with all material terms of the merger agreement.

•	Alvarez & Marsal further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Alvarez & Marsal in all respects material to its analyses and opinion.

•	Alvarez & Marsal’s opinion did not address any legal, regulatory, taxation or accounting matters, as to which Alvarez & Marsal understood that the Special Committee had obtained such advice as the Special Committee deemed necessary from qualified professionals.

•	Alvarez & Marsal’s opinion did not address, and should not be construed to address, the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Company to effect the merger, or whether the merger consideration to be received by the stockholders of the Company in the merger represents the best price obtainable. Alvarez & Marsal expressed no view as to the federal, state or local tax consequences of the merger.

•	Alvarez & Marsal’s opinion was based on business, economic, regulatory, monetary, market and other conditions as they existed as of the date of the opinion or as of the date of the information provided to Alvarez & Marsal.

•	Alvarez & Marsal’s opinion was effective as of the date of the opinion. Alvarez & Marsal had no obligation to update its opinion and expressly disclaimed any responsibility to do so in the absence of any such request.

•	Alvarez & Marsal assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which Alvarez & Marsal’s opinion was based prove to be untrue in any material respect, Alvarez & Marsal’s opinion cannot and should not be relied upon. Furthermore, in its analysis and in connection with the preparation of its opinion, Alvarez & Marsal made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Alvarez & Marsal’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s creditworthiness, as tax advice, or as accounting advice. The opinion does not constitute a view regarding the solvency of the Company or Purchaser Group prior to or subsequent to the merger. Alvarez & Marsal performed no procedures to determine the solvency of the Company or Purchaser Group. As such, its opinion does not constitute a solvency opinion, and should not be relied upon for such purpose. In addition, Alvarez & Marsal did not express any opinion as to the market price or value of any of the Company’s or Purchaser Group’s securities after announcement of the merger. Alvarez & Marsal did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

Alvarez & Marsal’s opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, without its prior written consent, except as described in the remainder of this paragraph. Its opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the merger or other document required by law or regulation to be filed with the SEC, and the Company may summarize or otherwise reference the existence of the opinion in such documents, provided that any such summary or reference language is also subject to the prior written approval by Alvarez & Marsal. In that regard, Alvarez & Marsal has consented to the inclusion, summarization and quotation of its opinion, and references to its opinion, in this proxy statement.

Material Financial Analyses

In preparing its opinion to the Special Committee, Alvarez & Marsal performed a variety of analyses, including those described below. The summary of Alvarez & Marsal’s analyses is not a complete description of the analyses underlying Alvarez & Marsal’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Alvarez & Marsal’s opinion nor its underlying analyses are readily susceptible to summary description. Alvarez & Marsal arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Alvarez & Marsal’s overall conclusion with respect to fairness, Alvarez & Marsal did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Alvarez & Marsal believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Alvarez & Marsal’s analyses and opinion.

In performing its analyses, Alvarez & Marsal considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Alvarez & Marsal’s analyses or otherwise reviewed for comparative purposes is identical to the Company, and an evaluation of the results of those analyses is not entirely mathematical. The implied reference range values indicated by Alvarez & Marsal’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, except with respect to Alvarez & Marsal’s review of the Company’s real property, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Alvarez & Marsal’s analyses are inherently subject to substantial uncertainty. Per Company management, there were no financial cash flow projections or estimates of future operating performance available for the Company and, as a result, Alvarez & Marsal did not perform a discounted cash flow analysis of the Company. The Company illustrative scenarios were prepared and provided to Alvarez & Marsal by Company management solely for the purposes of Alvarez & Marsal’s analyses of the Company NOLs and research and development tax credits, as described below, and, per Company management, were more favorable to the Company than that which Company management believed was achievable.

Alvarez & Marsal’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed merger. Neither Alvarez & Marsal’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee, the Board, management or any other party with respect to the merger or the merger consideration. Alvarez & Marsal was not requested to, and it did not, recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration for the merger. The type and amount of consideration payable in the merger were determined through negotiation between the Special Committee and the Purchaser Group, and the decision for the Company to enter into the merger agreement was solely that of the Special Committee and the Board.

The following is a summary of the material financial analyses performed by Alvarez & Marsal in connection with the preparation of its opinion and reviewed with the Special Committee on January 20, 2018. The order of the analyses does not represent relative importance or weight given to those analyses by Alvarez & Marsal. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Alvarez & Marsal’s analyses.

Net Asset Analysis

Real Property. As part of its net asset analysis of the Company, Alvarez & Marsal considered the 13 properties owned by the Company, which based on information provided by Company management had an aggregate book value of approximately $36.4 million as of December 31, 2017. Alvarez & Marsal evaluated these properties by reviewing recent sales of other properties that Alvarez & Marsal deemed similar to the Company’s properties in one or more respects and applied qualitative adjustments to arrive at an estimated value range. This analysis indicated an aggregate implied value reference range for the Company’s properties of $36.2 million to $40.9 million.

Investment in Laurel Partners. Alvarez & Marsal also evaluated the Company’s equity investment in Laurel Partners. Company management informed Alvarez & Marsal that the Company owned 89.2% of the equity of Laurel Partners, that Laurel Partners had no ongoing operations and that its only asset was approximately $316,000 in cash. Based on this information, Alvarez & Marsal calculated an implied value of the Company’s investment in Laurel Partners of $282,000 by applying the Company’s 89.2% ownership interest in Laurel Partners to the amount of cash held by Laurel Partners.

Company Website. For purposes of its net asset analysis, Alvarez & Marsal assumed a value range for the Company’s website of $0, assuming that it had no value, to $20,000, based on the website’s total development costs.

NOL and Research and Development Credits. In connection with its net asset analysis, Alvarez & Marsal considered the theoretical range of values to the Company on a standalone basis of the Company NOLs and research and development tax credits, based on estimated balances prepared by Company management of the Company NOLs and research and development tax credits and the Company illustrative scenarios. The Company illustrative scenarios were prepared and provided to Alvarez & Marsal by Company management solely for the purposes of Alvarez & Marsal’s analyses of the Company NOLs and research and development tax credits and, per Company management, were more favorable to the Company than that which Company management believed was achievable. Taking into account the Company illustrative scenarios and Company management’s estimated balances of the Company NOLs and research and development tax credits, Alvarez & Marsal calculated a theoretical range of values for the Company NOLs and research and development tax credits, which were discounted to present value at a rate of 17.0%. This analysis indicated a theoretical aggregate value reference range for the Company NOLs and research and development tax credits of approximately $0 to $1.0 million and an implied value reference range of approximately $0.00 to $0.04 per share of our common stock.

Patents. Company management informed Alvarez & Marsal that the Company did not currently, and did not expect in the future to be able to, utilize, license, sell, or otherwise derive revenue from its patents and that Company management believed the Company’s patents had no value. Based on this information, Alaverz & Marsal assumed for purposes of its net asset analysis that the Company’s patents had no value.

Taking into account its analyses with respect to the Company’s real property, investment in Laurel Partners, Company website, the Company NOLs and research and development credits, and patents, as well as the Company’s unaudited balance sheet as of December 31, 2017 provided by Company management, Alvarez & Marsal’s net asset analysis indicated an implied aggregate equity value reference range for the Company of approximately $39.2 million to $44.9 million and an implied value reference range of approximately $1.49 to $1.71 per share of our common stock, as compared to the merger consideration of $1.61 per share of our common stock.

Guideline Public Company Analysis

Alvarez & Marsal performed a guideline public company analysis of the Company by reviewing selected financial and stock market data of the Company and companies with publicly traded equity securities that Alvarez & Marsal deemed relevant because they were deemed to be similar to the Company in one or more respects. The financial and stock market data reviewed included price as a multiple of book value of equity. The guideline public companies and resulting multiples were as follows:

Price/Book Value
Tier 1: Small-Sized Homebuilders (Enterprise Value less than $1.0 billion)
The New Home Company Inc.	1.0x
Green Brick Partners, Inc.	1.4x
AV Homes, Inc.	0.9x

Tier 2: Mid-Sized Homebuilders (Enterprise Value $1.0 billion to $2.5 billion)
Beazer Homes USA, Inc.	1.0x
M/I Homes, Inc.	1.4x
Century Communities, Inc.	1.4x
Hovnanian Enterprises, Inc.	NM
LGI Homes, Inc.	3.7x
William Lyon Homes	1.5x

___

NM refers to data not meaningful.

Taking into account the results of the guideline public company analysis, Alvarez & Marsal applied a multiple range of 0.9x to 1.0x to the Company’s book value and added the implied value of the Company’s investment in Laurel Partners, based on the results of the net asset analysis, of $282,000. The guideline public company analysis indicated an implied aggregate equity value reference range for the Company of approximately $35.5 million to $39.4 million and an implied value reference range of approximately $1.35 to $1.50 per share of our common stock, as compared to the merger consideration of $1.61 per share of our common stock.

Other Presentations by the Financial Advisor to the Special Committee

In addition to the financial analyses reviewed with the Special Committee on January 20, 2018 described above, Alvarez & Marsal also reviewed with the Special Committee preliminary financial analyses dated November 20, 2017 and January 17, 2018.  These preliminary financial analyses were not materially different from the financial analyses reviewed and discussed with the Special Committee on January 20, 2018, as revised to reflect updated data and other information, except that the November 20, 2017 analyses contained differences with respect to Alvarez & Marsal’s analysis of the Company NOLs and research and development tax credits.  As of November 20, 2017, Company management had not yet prepared and provided to Alvarez & Marsal the Company Illustrative Scenarios that Alvarez & Marsal used for purposes of its financial analyses of the Company NOLs and research and development tax credits and reviewed with the Special Committee on January 17, 2018 and January 20, 2018.  Instead, for purposes of its November 20, 2017 preliminary financial analyses, Alvarez & Marsal assumed that the Company NOLs and research and development tax credits had no value to the Company on a standalone basis, based on (i) the fact that the Company maintained a full valuation allowance against its deferred tax assets and (ii) an illustrative scenario that did not result in taxable income to the Company, which was based on the Company selling its two finished properties during 2018 for the implied value reference ranges indicated by Alvarez & Marsal’s analyses of such properties and incurring illustrative expenses based on the Company’s annualized year to date September 30, 2017 expenses.

In addition, the November 20, 2017 and January 17, 2018 preliminary financial analyses were based on regulatory, monetary, market and other conditions as they then existed. In the case of the November 20, 2017 preliminary financial analyses, it also did not take into account the then potential changes to U.S. tax laws, including, without limitation, the tax rates applicable to the Company, the Purchaser Group or a hypothetical third party acquiror.

Additional Information

Alvarez & Marsal also reviewed with the Special Committee certain additional information that was not considered part of Alvarez & Marsal’s financial analyses with respect to its opinion but was referenced for informational purposes.

Alvarez & Marsal observed that the merger consideration represented a 7.6% premium to the Company’s book value of equity of $1.50 per share as of December 31, 2017 and an approximate 69% premium to the Company’s closing stock price on September 20, 2017 (the last trading day prior to the announcement of the initial offer) of $0.95 per share.

Alvarez & Marsal also reviewed, solely for illustrative purposes, the theoretical range of incremental values to a potential acquiror associated with the Company NOLs and research and development credits, taking into account the Purchaser Group estimated NOL tax savings and the third party estimated NOL tax savings. This review indicated a theoretical range of incremental values to the Purchaser Group of $0.20 to $0.24 per share of our common stock in excess of the theoretical range of values to the Company of $0.00 to $0.04 per share of our common stock and a theoretical range of incremental values to a hypothetical third party acquiror of $0.03 to $0.05 per share of our common stock in excess of the theoretical range of values to the Company of $0.00 to $0.04 per share of our common stock.

Other Matters

Alvarez & Marsal was engaged as a financial advisor to the Special Committee to provide an opinion to the Special Committee as of the date of such opinion, as to the fairness, from a financial point of view, to the stockholders of the Company other than the Purchaser Group of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement. The Special Committee engaged Alvarez & Marsal based on Alvarez & Marsal’s experience and reputation. Alvarez & Marsal is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Alvarez & Marsal is entitled to an aggregate fee of $152,500 as compensation for its services, $70,000 of which was paid as a non-refundable retainer and the remainder of which became payable upon Alvarez & Marsal stating to the Special Committee that it was prepared to deliver its opinion. No portion of Alvarez & Marsal’s fee was contingent upon either the conclusion expressed in Alvarez & Marsal’s opinion or whether or not the merger is successfully consummated. The Company also agreed to reimburse Alvarez & Marsal for certain expenses and to indemnify Alvarez & Marsal in respect of certain liabilities that might arise out of its engagement.

Position of the Purchaser Group as to Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each Purchaser Group Member may be deemed to be an affiliate of the Company and is therefore required to express their beliefs as to the substantive and procedural fairness of the merger to the unaffiliated stockholders of the Company. The Purchaser Group Members are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act.

None of the Purchaser Group Members participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisor or the Special Committee’s legal or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders.

The unaffiliated stockholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement, with the assistance of the Special Committee’s legal and financial advisors. The Purchaser Group has not performed, nor engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated stockholders of the Company.

Based on the Purchaser Group’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 21, with which the Purchaser Group agrees and which the Purchaser Group has adopted, the Purchaser Group believes that the merger is substantively and procedurally fair to the unaffiliated stockholders of the Company. In addition, notwithstanding that the Purchaser Group may not rely upon the opinion provided by Alvarez & Marsal to the Special Committee, the Purchaser Group considered the fact that Alvarez & Marsal rendered an oral opinion to the Special Committee on January 20, 2018 (which was subsequently confirmed in writing by delivery of Alvarez & Marsal's written opinion addressed to the Special Committee dated January 20, 2018) as to, as of such date, the fairness, from a financial point of view, to the stockholders of the Company, other than the Purchaser Group of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

In connection with its determination, the Purchaser Group considered the following specific factors: (i) the Company’s historical stock price, (ii) the net asset value of the Company, (iii) the likelihood of another liquidity event for the Company’s stockholders and (iv) the negotiations between the Purchaser Group and the Special Committee which resulted in an increased merger consideration.

•	Historical Stock Price. The Purchaser Group considered that the merger consideration of $1.61 represented a premium of approximately 69% to the closing stock price of $0.95 on September 19, 2017, the last trading day prior to Barberry’s and High River’s announcement of their initial offer. In addition, the Purchaser Group considered that, between January 1, 2017 and September 19, 2017, the Company’s highest sales price per share of common stock as reported by the OTCQB was $1.11. The Purchaser Group believed that the merger consideration was fair based on the significant premium it represented to the prices as which the Company’s common stock had traded during 2017.

•

Net Asset Value of the Company.  The Purchaser Group considered its calculation of the net asset value of the Company. The Purchaser Group viewed the merger consideration of $1.61 per share as fair to the holders of the Company’s common stock as it exceeded the Purchaser Group’s calculation of the per share value attributed to the Company based on the Company’s net asset value.

•	Liquidity. The Purchaser Group considered the likelihood of a liquidity event for holders of the Company’s common stock given the Company’s operating losses and the low level of trading volume of the Company’s common stock on the OTCQB. The Purchaser Group believed that another liquidity event was unlikely and that without a liquidity event the unaffiliated stockholders would continue to hold a relatively illiquid investment based on the low trading volume of the Company’s common stock.

•	Increases in Merger Consideration; Extended Negotiations. The Purchaser Group initially indicated that it wished to acquire all of the shares of the Company’s common stock for a per share price of $1.30 in September 2017. Over the next four months, the Purchaser Group and the Special Committee negotiated the terms of the merger agreement, including the merger, and during those negotiations, the Purchaser Group increased its offer to $1.51 per share and then subsequently increased the offer to $1.61 per share. The Purchaser Group believes that the merger consideration is fair to the Company’s unaffiliated stockholders as it reflects extended negotiations that took place between the parties over a period of four months and represents more than a 24% increase to the initial per share offer price received by the Company from the Purchaser Group.

The Purchaser Group believes that the foregoing factors support its determination with respect to the fairness of the merger to the unaffiliated stockholders of the Company.

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Purposes and Reasons of Purchaser Group for the Merger

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the shares of the Company’s common stock will cease to be publicly traded. For the Purchaser Group, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders of the Company will be cashed out for $1.61 per share in cash, without interest, less any applicable withholding taxes. After the merger, the Company’s common stock will no longer be publicly traded and Parent will solely bear the risks, and be entitled to the benefits, of ownership of the Company. Upon consummation of the merger, the unaffiliated stockholders will immediately realize the value of their investment in the Company through their receipt of the merger consideration of $1.61 per share in cash, representing a premium of approximately 24% over the purchase price proposed in the initial offer of $1.30 per share, and a premium of approximately 69% over the closing stock price for the Company’s common stock on September 19, 2017, the last trading day before the initial offer.

The Company initially devoted substantially all of its resources to the development and application of novel yeast-based and other drug discovery technologies. On July 30, 1999, the Company sold its drug discovery assets and ceased its internal drug discovery operations and research efforts for collaborative partners. After the sale, the Company continued to license, and to seek to license, its technologies. However, the Company has received no revenues from the licensing of its technologies since 2010 and has not entered into a new license for its technologies since 2000.

During the fourth quarter of 2013, the Company shifted its business strategy and began to focus on purchasing land and residential homes for construction or renovation and resale in areas of the United States where the Company believed there may be increases in value of real estate. The Company explored opportunities in Florida to purchase individual homes or individual residential lots for purposes of renovation or construction and resale. In 2014, the Company purchased its first residential properties in Florida. From and after 2014, the Company has concentrated its efforts on real estate acquisition, renovation and construction activities in Florida.

The Purchaser Group Members decided to pursue the merger because, among other reasons, they believed that the Company would operate more effectively as a privately-owned company. In the view of the Purchaser Group Members, the Company has had sufficient time in order to implement its real estate investment strategy during the past four years. The Company began implementing its strategy to focus on residential real estate during the fourth quarter of 2013 and continued to concentrate on residential real estate for over the past four years. During this time, the Company has incurred operating losses in each year. At December 31, 2017, the Company had an accumulated deficit of approximately $42 million. The Company’s losses have resulted principally from costs incurred in connection with its previous research and development activities, its current real estate activities and from general and administrative costs associated with the Company’s operations. These costs have exceeded the Company’s revenues and interest income. Accordingly, the Purchaser Group Members do not believe that it is efficient or cost effective to continue to operate the Company as a publicly-traded company given the Company’s historical losses.

In addition, the Purchaser Group Members believe that as a privately-owned company, the Company would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long-term, increase the Company’s value, including, among other things, increasing the leverage at the Company. In contrast, as a publicly-traded company, the Company currently faces public stockholder pressure to make decisions that may produce better short-term results, but which may over the long-term lead to a reduction in the per share price of its publicly-traded equity securities. As a privately-owned company, the Company would also be relieved of many of the other burdens and constraints imposed on public companies, including the obligations to file, and expenses associated with filing, annual and periodic reports with the SEC under the Exchange Act. The need for management to be responsive to public stockholder concerns and to engage in an ongoing dialogue with public stockholders may at times distract management’s time and attention from the effective operation and improvement of the business.

Each of the Purchaser Group Members also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public stockholders, and that these transactions can be more effectively executed as a private company. In addition, the Purchaser Group believes that the merger will allow the Company’s stockholders to realize liquidity given the historically limited trading volume of the Company’s common stock. Although each of the Purchaser Group Members believes that there will be significant opportunities associated with their investment in the Company, each of the Purchaser Group Members also realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the shares of the Company’s common stock will cease to be publicly traded. The Purchaser Group believes that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company’s common stock at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, and (iii) it represents an opportunity for the Company’s unaffiliated stockholders to immediately realize the value of their investment in the Company.

For these reasons, the Purchaser Group believes that private ownership is in the best interests of the Company and that the merger is in the best interests of the Company’s stockholders.

Voting by Purchaser Group Members

At the close of business on the record date for the special meeting, Mr. Icahn and Parent beneficially owned and had the right to vote 17,824,678 shares of our common stock in the aggregate, which represents approximately 67.81% of the shares of our common stock entitled to vote at the special meeting.

Mr. Icahn and Parent have informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

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Plans for Cadus After the Merger

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will cease to be a public company and will instead be controlled by Parent. If the merger is consummated, the Company’s common stock will no longer be quoted on the OTCQB, the registration of the Company’s common stock under Section 12 of the Exchange Act will be terminated and the Company will no longer file reports with the SEC.

After the effective time of the merger, the members of the board of managers of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Except as described above or elsewhere in this proxy statement, Parent has advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, other than the sale of its real properties in the ordinary course of business; or

•	any other material changes to the Company’s corporate structure or business.

Notwithstanding the foregoing, following the merger, as part of the Purchaser Group’s long-term corporate goal of increasing value, the Purchaser Group intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, and management and consider and determine what, if any, changes may be desirable in light of the circumstances which then exist. In connection with this review, the Purchaser Group may consider a range of alternatives including acquisitions, mergers, business combinations, divestitures, liquidation, the incurrence of debt, and changes in, or new, business lines. Except as otherwise disclosed in this proxy statement (including in the Company’s filings with the SEC incorporated by reference into this proxy statement), as of the date hereof, no agreements, understandings or decisions have been reached and there is no assurance that the Purchaser Group will decide to undertake any such alternatives. Additionally, from time to time the Purchaser Group may decide to liquidate, merge or reorganize its subsidiaries (including the Company) and other affiliated entities, for tax and/or corporate-related purposes.

Certain Effects of the Merger

If the merger agreement is adopted by the requisite stockholder approval (including the majority of the minority stockholder approval) and the other conditions to the closing of the merger are either satisfied or waived, then Merger Sub will be merged with and into Cadus, the separate company existence of Merger Sub will cease, and Cadus will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

Upon consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will immediately be converted into the right to receive the merger consideration, without interest and less applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will be owned by Parent. As a result, if the merger is completed, Parent and the Purchaser Group will be the sole beneficiaries of the Company’s future earnings and growth, if any, and will own all of the shares entitled to vote on any matter submitted to the Company’s stockholders. Likewise, the Purchaser Group will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the merger.

If the merger is completed, then the Company’s unaffiliated stockholders will have no further interest in the Company’s net earnings or losses. Based on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the table below sets forth the direct and indirect interests in the Company’s net losses of the Purchaser Group as of and for the year ended December 31, 2017, and what those interests would have been had the merger been completed as of each such date.

		Ownership Prior to the Merger(1)		Ownership Assuming Completion of the Merger(1)
Name	Period	Net Loss	% Ownership	Net Loss	Illustrative % Ownership
Purchaser Group	Yr. Ended 12/31/17	$1,804,648	67.81%	$2,661,330	100%

(1)	Ownership percentage is based on shares of our common stock outstanding as of January 20, 2018, the date of the merger agreement.

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A primary benefit of the merger to the unaffiliated stockholders is the merger consideration as described above, which represents a premium of approximately 69% to the closing stock price on September 19, 2017, the last trading day prior to the announcement of the initial offer, and a premium of approximately 24% over the purchase price proposed in the initial offer of $1.30 per share. Additionally, such unaffiliated stockholders will avoid the risk of any potential increase in the Company’s future net losses or any potential decrease in the Company’s future value.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of our common stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39) who surrender shares of our common stock in the merger, as described further under the section entitled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39.

In connection with the merger, the Purchaser Group Members will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s stockholders generally. The primary benefits of the merger to the Purchaser Group Members, based on their direct or indirect ownership of all the equity interests in Parent, include their indirect interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Subject to certain use limitations imposed by applicable law, following the merger, the Company NOLs and research and development tax credits will also inure to the benefit of the Purchaser Group. In addition, following the merger, the Company will be a private company, and, therefore, the Company and its beneficial owners will be relieved of the applicable restrictions imposed on companies with publicly traded equity.

The primary detriments of the merger to the Purchaser Group Members include the fact that all of the risk of any possible increase in the Company’s net losses or any potential decrease in the Company’s future value following the merger will be borne by Parent. Additionally, the investment by the Purchaser Group Members in Parent and Cadus will not be liquid, with no public trading market for such securities.

There are no change in control payments, transaction bonuses or other extraordinary bonuses payable to the Company’s management or employees as a result of the transactions contemplated by the merger agreement. It is currently intended that Mr. Gary will continue to serve as President and Chief Executive Officer of the surviving corporation following the merger on substantially the same terms as Mr. Gary currently serves the Company.

Shares of our common stock are currently registered under the Exchange Act and are quoted on the OTCQB under the symbol “KDUS.” As a result of the merger, Cadus will be a privately held corporation and there will be no public market for its shares. After the merger, shares of our common stock will cease to be listed on the OTCQB and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated.

At the effective time of the merger, the Company’s certificate of incorporation and by-laws will be amended and restated to read as set forth in Exhibits A and B, respectively, to the merger agreement, and, as so amended and restated, will be the certificate of incorporation and by-laws of Cadus following the merger until thereafter amended in accordance with their respective terms and the DGCL.

Company Illustrative Scenarios

The Company does not, as a matter of course, prepare financial forecasts as to future financial performance, earnings or other results due to the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company’s management team prepared and made available to the Special Committee and to Alvarez & Marsal, in connection with providing financial advice to the Special Committee, the Company illustrative scenarios solely for purposes of calculating a range for the theoretical values of the Company NOLs and research and development tax credits. The Company illustrative scenarios are not projections. Rather they are only hypothetical scenarios that were prepared solely for illustrative purposes and reflect taxable income and the timing of the realization thereof more favorable to the Company than that which management believes is achievable. The Company illustrative scenarios were not prepared with a view toward public disclosure.

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The Company illustrative scenarios are not being included in this document to influence your decision whether to vote for or against the merger proposal, but are being included because they were made available to the Special Committee and provided to the Special Committee’s financial advisor for purposes of providing financial advice to the Special Committee. The inclusion of this information should not be regarded as an indication that the Board, the Special Committee or its legal or financial advisors, the Company’s legal advisor, or any other person considered, or now considers, the Company illustrative scenarios to be material or to be a reliable prediction of actual future results, and the Company illustrative scenarios should not be relied upon as such. Furthermore, since the Company illustrative scenarios were prepared solely for purposes of calculating a range for the theoretical values of the Company NOLs and research and development tax credits and reflect taxable income and the timing thereof more favorable to the Company than that which management believes is achievable, the Company illustrative scenarios should not be relied upon by you as predictive of actual future results.

In addition, the Company illustrative scenarios were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as “GAAP,” the published guidelines of the SEC regarding projections and the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company illustrative scenarios included below were prepared by our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Company illustrative scenarios, nor have they expressed any opinion or any other form of assurance on or regarding such information or its achievability. The report of the independent registered public accounting firm relates only to the Company’s historical financial information. The report does not extend to the Company illustrative scenarios and should not be read to do so.

Although the Company illustrative scenarios are presented with numerical specificity, they are not facts. The Company illustrative scenarios were based on numerous variables and assumptions that are inherently uncertain. Important factors that may affect actual results and cause these Company illustrative scenarios to not be achieved include, but are not limited to, the fact that they are based on assumptions regarding the operation of the Company that management believes are more favorable than what the Company can achieve, risks and uncertainties relating to the Company’s business (including its ability to sell its real properties at the prices and within the time frame assumed in the Company illustrative scenarios), the real estate market in Miami-Dade County, Florida, general business and economic conditions, and other factors described in this proxy statement and the Company’s filings with the SEC incorporated by reference in this proxy statement. In addition, the Company illustrative scenarios do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company illustrative scenarios were prepared. Accordingly, there can be no assurance, and management does not believe, that the Company illustrative scenarios will be realized or that the Company’s future financial results will not materially vary from the Company illustrative scenarios.

No one has made or makes any representation to any stockholder or anyone else by inclusion in this proxy statement of the information contained in the Company illustrative scenarios set forth below. Readers of this proxy statement are cautioned not to unduly rely on the Company illustrative scenarios. We have not updated and do not intend to update, or otherwise revise the Company illustrative scenarios to reflect circumstances existing after the date when the Company illustrative scenarios were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The Company illustrative scenarios are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Concerning Forward-Looking Statements” beginning on page 47, as well as the other factors set forth in this proxy statement and the Company’s filings with the SEC incorporated by reference in this proxy statement.

A summary of the Company illustrative scenarios prepared by the Company’s management and made available to the Special Committee and its financial advisor is set forth below. The Company illustrative scenarios were not furnished to Parent or Merger Sub.

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	Low				High
(US$ in Thousands)	FY18	FY19	FY20(1)	FY21(1)	FY18	FY19	FY20(2)	FY21(2)

Total Estimated Revenue(3)	$20,200	$15,400			$22,350	$17,500

Total Cost Basis(4)	$23,169	$17,357			$23,341	$17,525

General and Administrative Expenses	$483	$485			$483	$485
Real Estate Expenses	$367	$78			$367	$78
Loss/(Gain) from Equity in Other Ventures	$(2)	$(2)			$(2)	$(2)
Total Operating Expenses	$848	$560			$848	$560

Operating Income (Loss)	$(3,816)	$(2,518)			$(1,838)	$(586)
Interest Income	$31	$31			$31	$31
Taxable Income (Loss)	$(3,785)	$(2,487)	$-	$-	$(1,807)	$(555)	$3,800	$3,750
Use of NOL’s and R&D Credits	$-	$-	$-	$-	$-		$3,800	$3,750

(1)	Low range assumes no taxable income post-2019 and the remaining Company NOLs will not be utilized. The R&D Credits will expire in 2019.

(2)	This assumes taxable income of $3.8 million in our 2020 fiscal year (resulting in net usage of $3.8 million of the Company NOLs) and taxable income of at least $3.75 million in our 2021 fiscal year (resulting in usage of the remaining $3.75 million of the Company NOLs). This assumption is based on the assumption that the Company will be able to generate taxable income of 10% of the cash generated from the sale of the properties in 2018 and 2019. Notwithstanding the foregoing, the Company has no current plans on how the cash will be invested.

(3)	Represents total estimated gross proceeds from the sale of the Company’s current real properties.

(4)	Represents total cost basis, excluding any non-cash impairment charges, of the Company’s current real properties based on estimates as of December 31, 2017.

Financing the Merger

The Purchaser Group intends to fund the payment of the aggregate merger consideration with cash on hand. The merger is not subject to a financing condition.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and of the Board with respect to the merger agreement, you should be aware that, aside from their interests as stockholders of Cadus, the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Cadus generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making its recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of Cadus that the merger agreement be adopted. See “—Background of the Merger” beginning on page 18 and “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 21.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement. These interests are described in more detail below.

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Indemnification and Insurance

The Company’s certificate of incorporation provides for mandatory indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the merger agreement are further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” on page 64.

Each of Peter S. Liebert, M.D., Tara Elias Schuchts, Jack G. Wasserman, and David Blitz is also entitled to continued indemnification under indemnification agreements with the Company.

Continued Employment

After the effective time of the merger, Mr. Gary will continue as President and Chief Executive Officer of the surviving corporation on substantially the same terms as his current employment with the Company.

Interests of the Special Committee

The Special Committee consists of three members of the Board: Peter S. Liebert, M.D., Tara Elias Schuchts and Jack G. Wasserman. In consideration of the time and effort required of the members of the Special Committee in connection with evaluating the proposed transaction or any related transaction, the Board adopted resolutions providing that the Company would pay all expenses incurred by the Special Committee, including the fees and expenses of its financial, legal and other advisers.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date for the special meeting, the Company’s directors and executive officers beneficially owned and had the right to vote 23,834 shares of our common stock, which represents approximately 0.09% of the shares of our common stock entitled to vote at the special meeting.

The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Golden Parachute Compensation

SEC rules would require us to disclose and conduct an advisory vote on the compensation that would be payable to our named executive officers based on or that otherwise relates to the merger agreement. Consummation of the merger, however, will not trigger any such payments. Accordingly, there are no payments to approve in connection with the merger agreement and we are not asking our stockholders to conduct such vote. At our last annual meeting held on May 24, 2017, our stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

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Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our common stock whose shares are converted into the right to receive cash pursuant to the merger, but it does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, which we refer to as the “IRS,” in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the merger.

This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who received our common stock in a compensatory transaction;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-qualified retirement plans; and

•	persons who do not vote in favor of the merger and who properly demand appraisal of their shares under Delaware law.

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If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and partners therein should consult their tax advisors regarding the U.S. federal income tax consequences of the merger.

This discussion does not address the Purchaser Parties or any of their affiliates.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the merger. A preferential tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period and gain or loss separately with respect to each block of our common stock.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. Payments made to a Non-U.S. Holder in exchange for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of our common stock for cash pursuant to the merger and certain other conditions are met; or

•	The Non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the our common stock at any time during the five-year period preceding the merger.

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A Non-U.S. Holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the Non-U.S. Holder were a U.S. Holder, subject to any applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, then any gain described in the first bullet above may also be subject to an additional “branch profits tax” at a 30% rate (or a lower treaty rate). A Non-U.S. Holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any capital gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

We believe that Cadus is a “United States real property holding corporation” for U.S. federal income tax purposes, and we expect that our common stock will be quoted on the OTCQB at the time of the merger. As a result, under applicable Treasury regulations, if the third bullet point above applies to a Non-U.S. Holder, then such Non-U.S. Holder will be subject to regular U.S. federal income tax on any gain realized as if the Non-U.S. Holder were a U.S. Holder, subject to any applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, then such gain may also be subject to an additional “branch profits tax” at a 30% rate (or a lower treaty rate).

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalty of perjury that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder that provides the applicable withholding agent with the appropriate Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided that the holder files a U.S. federal income tax return with the Internal Revenue Service. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Regulatory Approvals

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Merger Sub at the effective time of the merger.

Delisting and Deregistration of Common Stock

If the merger is completed, Cadus will be a privately owned company and there will be no public market for our common stock. Upon completion of the merger, our common stock will be delisted from the OTCQB. In addition, the registration of our common stock under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

Fees and Expenses

Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Cadus will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 to be filed with the SEC in connection with the merger, which we refer to as the “Schedule 13E-3,” and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by Cadus in connection with the merger are estimated at this time to be as follows:

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Amount to be Paid
Financial advisory fee and expenses	$	[●]
Legal, accounting and other professional fees	$	[●]
SEC filing fees		$1,696.45
Proxy solicitation, printing and mailing costs	$	[●]
Transfer agent and paying agent fees and expenses	$	[●]
Total	$	[●]

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. The Company expects the purchase method of accounting will be used to account for the transaction.

Rights of Appraisal

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $1.61 per share in cash that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; (ii) the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and (iii) you must not vote or submit a proxy in favor of the merger proposal.

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If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to the Company’s legal counsel at Morrison Cohen LLP, Attention: Matthew Manuelian, 909 Third Avenue, New York, New York 10022 and must be delivered to the Company before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

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Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the second sentence of this paragraph, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and each of the shares of our common stock owned by that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $1.61 in cash (without interest) pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

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Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement and the other documents referenced herein, whether written or oral, about future events, expectations, plans or prospects for the Company, or about the Company’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements. All statements other than statements of historical fact, including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, are intended to identify forward-looking statements.

A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (1) the conditions to the completion of the merger, including the required approval by the Company’s stockholders (including the majority of the minority stockholder approval), may not be satisfied on the terms expected or on the anticipated schedule; (2) the parties’ ability to meet expectations regarding the timing and completion of the merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (4) the effect of the announcement or pendency of the merger on our business relationships, operating results, and business generally; (5) risks that the proposed merger disrupts the Company’s current plans and operations; (6) risks related to diverting management’s attention from the Company’s ongoing business operations; (7) the outcome of any legal proceedings that may be instituted against the Company related to the merger or the merger agreement; (8) the amount of the costs, fees, expenses and other charges related to the merger; and (9) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A of the Company’s 2017 Annual Report on Form 10-K filed with the SEC on March 12, 2018, and subsequent SEC filings, which are available at http://www.sec.gov. The Company assumes no obligation to update the information in this proxy statement, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements reflect the views and assumptions of management as of the date of this proxy statement (unless specified otherwise) with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements, whether as a result of new information, future events or other factors. The inclusion of any statement in this proxy statement does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement (unless specified otherwise) or, in the case of documents referred to or incorporated by reference, the dates of those documents.

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THE PARTIES TO THE MERGER AGREEMENT

Cadus Corporation

Cadus is a Delaware corporation with principal executive offices located at 767 Fifth Avenue, New York, New York 10153. Cadus is in the business of purchasing individual homes and individual residential lots, renovating or constructing on them, and reselling them. To date, Cadus has primarily focused its real estate activities in Florida. Cadus’s common stock is quoted on the OTCQB under the symbol “KDUS.”

Additional information about Cadus is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 76 of this proxy statement.

Starfire Holding Corporation

Starfire Holding Corporation, which we refer to as “Parent”, is a Delaware corporation and an affiliate of Mr. Icahn. Parent is a holding company and its principal place of business is 100 South Bedford Road, Mt. Kisco, New York 10549. Parent currently owns approximately 67.81% of the issued and outstanding shares of our common stock, and the proposed merger is therefore a transaction by which the Company would be acquired by its own controlling stockholder.

Cadus Merger Sub LLC

Cadus Merger Sub LLC, which we refer to as “Merger Sub”, is a Delaware limited liability company that was formed for the purposes of entering into the merger agreement and giving effect to the transactions contemplated thereby. Merger Sub’s principal place of business is at 767 Fifth Avenue, 47th Floor, New York, New York 10153.

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THE SPECIAL MEETING

We are furnishing this proxy statement to Cadus stockholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on [●], 2018, starting at [●] local time at [●], or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement; and

•	the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (including the majority of the minority stockholder approval), or in the absence of a quorum.

The Board unanimously recommends that you vote “FOR” each of the above proposals.

Our stockholders (including unaffiliated stockholders holding at least the majority of unaffiliated shares) must approve the merger proposal in order for the merger to occur. If our stockholders fail to approve the merger proposal (including the majority of the minority stockholder approval), then the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The Board has fixed the close of business on [●], 2018 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.

As of the close of business on the record date, there were 26,288,080 shares of our common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes (as defined below) are not counted for the purpose of determining the presence of a quorum. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.

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Attendance

Only stockholders of record, their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to the Company’s legal counsel at Morrison Cohen LLP, Attention: Matthew Manuelian, 909 Third Avenue, New York, New York 10022. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name;” and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Merger Proposal

Approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote on such proposal. Under the merger agreement, the merger also cannot be completed without the majority of the minority stockholder approval (see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 65).

Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting.

Record Ownership; Beneficial Ownership

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered, with respect to those shares of our common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law. To gain admittance, please bring the admission ticket with you to the meeting.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Effects of Failing to Vote and Abstentions; Broker Non-Votes

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you fail to submit a proxy or to vote in person at the special meeting, then your shares will not be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved and will not be counted among the number of votes cast on any proposal. Failing to vote either in person or by proxy at the special meeting will have the same effect as a vote “AGAINST” the merger proposal. Such failure to vote (assuming a quorum is present for the special meeting) will have no effect on the adjournment proposal.

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An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting on one or more proposals. Abstaining stockholders will be considered present and entitled to vote and the special meeting, and those shares will count towards determining whether a quorum has been achieved. Abstaining from voting on any proposal at the special meeting will have the same effect as a vote “AGAINST” such proposal.

Under applicable rules, brokers, banks or other nominees who hold shares of our common stock in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, bank or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Shares that are subject to broker non-votes are considered not entitled to vote, and therefore will not count toward determining whether or not a quorum is present at the meeting and will be ignored for purposes of determining the outcome of any vote on the merger proposal or the adjournment proposal. However, if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the merger proposal.

Your vote is very important, regardless of the number of shares of our common stock you own. Because, under the merger agreement, the merger cannot be completed without the majority of the minority stockholder approval, it is important that you attend the meeting in person or are represented by proxy at the meeting. In addition, stockholders cannot take any action at the meeting unless a majority of the shares of our common stock issued and outstanding entitled to vote thereat is represented. If you fail to return your proxy card, submit your proxy by telephone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares will have the same effect as a vote “AGAINST” approval of the merger proposal.

Voting

This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. To gain admittance, please bring the admission ticket with you to the meeting. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

o	Over the Internet: Go to the website referenced on your proxy card and follow the instructions on the website. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on [●], 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

o	By Telephone: Call 1-800-776-9437, toll-free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on [●], 2018, the day before the special meeting, for your proxy to be valid and your vote to count; or

o	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to AST, Attn: Proxy Dept., 6201 15th Avenue, Brooklyn, NY 11219. Your shares will be voted according to your instructions. AST must receive the proxy card by [●], 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

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If you are a beneficial owner of our common stock and your shares are held in “street name,” you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must (i) provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting and (ii) obtain an admission ticket in advance of the meeting. A legal proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” through a bank, broker or other nominee in person at the special meeting unless you have a “legal proxy” from that bank, broker or other nominee issued in your name giving you the right to vote your shares.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the merger proposal and “FOR” the adjournment proposal. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. BECAUSE, under the merger agreement, the merger cannot be completed without the majority of the minority stockholder approval, IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. In addition, STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE MEETING UNLESS A MAJORITY OF the shares of OUR COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE THEREAT IS REPRESENTED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the merger proposal. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of our common stock will not have an effect on the adjournment proposal.

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You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., eastern time, on [●], 2018.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by AST not later than [●], 2018 will be counted.

•	Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it. Please note, to gain admittance, please bring the admission ticket with you to the meeting.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the special meeting if you (i) obtain a “legal proxy” and (ii) obtain an admission ticket in advance of the meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming satisfaction of the applicable closing conditions, including the approval by our stockholders of the merger proposal and the majority of the minority stockholder approval, we anticipate that the merger will be completed by the second quarter of 2018. If (i) stockholders holding a majority of the aggregate voting power of our shares outstanding and entitled to vote on the proposal and (ii) unaffiliated stockholders holding a majority of our unaffiliated shares outstanding and entitled to vote on the proposal, vote in favor of adoption of the merger agreement, then the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of other conditions to completion of the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 65 of this proxy statement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. We are submitting a proposal for your consideration to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal (including the majority of the minority stockholder approval) or in the absence of a quorum (Proposal 2 on your proxy card). Notwithstanding the adjournment proposal, the Company retains full authority to the extent set forth in its by-laws and/or permitted under Delaware law to adjourn the special meeting for any purpose, or to postpone the special meeting before it is convened, without the consent of any stockholder of the Company, provided that the merger agreement includes certain limitations on the Company’s ability to postpone or adjourn the meeting, as described in the section entitled “Proposal 2: Adjournment Proposal” beginning on page 56 of this proxy statement.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

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Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King & Co., Inc. as the proxy solicitor to assist in the solicitation of proxies for the special meeting. The Company will pay the proxy solicitor a fee of $10,000. The Company has also agreed to pay a fee for each incoming and outgoing stockholder telephone call and agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will also indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (877) 478-5039 or using the contact information below. Please do NOT send in any stock certificates you hold with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within five business days, that will enable you to receive the merger consideration in exchange for your shares of our common stock. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of  our common stock in exchange for the merger consideration. See “The Merger Agreement—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 58.

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PROPOSAL 1: THE MERGER PROPOSAL

The Company’s stockholders are being asked to approve a proposal to adopt the merger agreement. For a summary of the merger agreement, see “The Merger Agreement” beginning on page 57 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the shares of the Company’s common stock outstanding and entitled to vote on such proposal. Under the merger agreement, the merger also cannot be completed without the majority of the minority stockholder approval.

The Board unanimously recommends that you vote “FOR” the merger proposal.

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PROPOSAL 2: THE ADJOURNMENT PROPOSAL

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (including the majority of the minority stockholder approval), or in the absence of a quorum. If this adjournment proposal is approved, then the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences.

Pursuant to the merger agreement, the Company is permitted to postpone or adjourn the special meeting: (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our stockholders within a reasonable period of time in advance of the special meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) if required by law; or (vi) if the Company has provided a written notice to Parent pursuant to Section 7.2(c) of the merger agreement that it intends to make a change of recommendation in connection with a superior proposal and the notice period contemplated by the merger agreement has not yet expired. See “The Merger Agreement—Change of Recommendation; Superior Proposals ” beginning on page 62.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of the Company’s common stock will be voted in favor of the adjournment proposal. The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast with respect to such proposal.

The Board unanimously recommends that you vote “FOR” the adjournment proposal.

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THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Additional information about the Company may be found elsewhere in this document and the Company’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 76 of this proxy statement.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate company existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger. At the closing of the merger, the certificate of incorporation and the bylaws of the Company, amended and restated versions of which are attached to the merger agreement, will be the certificate of incorporation and bylaws of the surviving corporation.

The members of the board of managers of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation. The officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation; provided that it is currently intended that Mr. Gary will continue to serve as President and Chief Executive Officer of the surviving corporation following the merger on substantially the same terms as Mr. Gary currently serves the Company.

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When the Merger Becomes Effective

The closing of the merger will take place on the second business day after the satisfaction or waiver of the conditions to closing provided for in the merger agreement (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of any such condition). The merger will become effective at the time when the parties file a certificate of merger with the Secretary of State of the State of Delaware, to be executed, acknowledged and filed in accordance with the relevant provisions of Delaware law, or at such later time as may be agreed by Parent and the Company in writing and specified in the certificate of merger in accordance with Delaware law, which we refer to as the “effective time.”

Effect of the Merger on the Common Shares of the Company and Merger Sub

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares) will be automatically cancelled and converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. Each of the excluded shares will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting stockholders as described below.

No person who has timely and properly demanded appraisal of his, her or its shares of our common stock pursuant to and in accordance with Section 262 of the DGCL will be entitled to receive the merger consideration with respect to the dissenting shares owned by such person, but instead such stockholder will be entitled to receive such consideration as may be determined to be due to such dissenting stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the effective time, such dissenting shares will no longer be outstanding and will automatically be canceled and will cease to exist, and such stockholder will cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL, or any successor provision), unless and until such stockholder has failed to perfect or has effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL. If, after the effective time, any dissenting stockholder has failed to perfect or has effectively withdrawn or lost such right, such stockholder’s shares of our common stock will thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time, the merger consideration for each such share of our common stock owned by such stockholder, without interest and less any applicable withholding taxes. A summary of the appraisal rights available to the Company’s stockholders is provided in the section entitled “Special Factors—Rights of Appraisal,” beginning on page 42 and a copy of Section 262 of the DGCL is included with this proxy statement as Annex C.

At the effective time of the merger, the limited liability company membership interest in Merger Sub, which is solely owned by Parent prior to the effective time of the merger, will be automatically converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of holders of shares of our common stock (other than the excluded shares), a cash amount in immediately available funds necessary for the paying agent to make all payments of the merger consideration (we refer to such cash amount as the “payment fund”). The payment fund will be used solely for the purposes of paying the merger consideration to stockholders and will not be used to satisfy any other obligations of Parent or any of its affiliates.

As soon as reasonably practicable following the effective time of merger and no later than the third business day following the effective time, Parent and the surviving corporation will cause the paying agent to mail to each holder of record of shares of our common stock (other than holders of the excluded shares) (i) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the shares of our common stock will pass, only upon delivery to the paying agent of (A) in the case of certificated shares of our common stock, the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or (B) in the case of book-entry shares of our common stock, the book-entry shares (such letter of transmittal will be in such form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or book-entry shares in exchange for the merger consideration. Upon surrender of certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or book-entry shares of our common stock for cancellation to the paying agent in accordance with the terms of a letter of transmittal that has been duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate or book-entry share of our common stock will be entitled to receive in exchange therefor a cash amount in immediately available funds less any required tax withholdings equal to (x) the number of shares of our common stock represented by such certificate (or affidavit of loss in lieu of the certificate as provided in the merger agreement) or the number of book-entry shares of our common stock, as the case may be, multiplied by (y) the merger consideration, and any certificate or book-entry shares so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates (or affidavits of loss in lieu thereof) or book-entry shares of our common stock.

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In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the surviving corporation, the posting by such person of a bond in customary amount, the paying agent or the surviving corporation will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of shares of our common stock represented by such lost, stolen or destroyed certificate multiplied by the merger consideration.

Each of the paying agent, Parent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of our common stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the surviving corporation or Parent, as the case may be, such withheld amounts (i) will be remitted by Parent or the surviving corporation, as applicable, to the applicable governmental entity, and (ii) will be treated for all purposes of the merger agreement as having been paid to the holder of shares of our common stock in respect of which such deduction and withholding was made by the surviving corporation or Parent, as the case may be.

Representations and Warranties

Representations and Warranties of the Company

The Company made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including exceptions and qualifications based on a material adverse effect, as defined under “— Material Adverse Effect,” beginning on page 60, or other standards of materiality), and the reports and other filings by the Company with the SEC. These representations and warranties relate to, among other things:

•	corporate matters related to the Company, such as organization, good standing and qualification, capitalization, voting agreements and corporate authority;

•	the receipt by the Special Committee of a fairness opinion from Alvarez & Marsal;

•	the recommendations of the Special Committee and the Board;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	the absence of litigation;

•	the accuracy of information included in this proxy statement and the Schedule 13E-3, or any amendment or supplement thereto;

•	the absence of undisclosed liabilities; and

•	brokers and finders.

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Material Adverse Effect

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to the Company, as discussed below.

For purposes of the merger agreement, a “material adverse effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, will not constitute, and will not be taken into account when determining whether there has been or will be, a material adverse effect:

•	changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

•	the compliance by the Company of its obligations under the merger agreement, and any action taken by the Company (or failure by the Company to take any action) at the written request or direction of Parent;

•	the entry into, announcement or performance of the merger agreement or the transactions contemplated thereby (including any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with their respective customers, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement by or before any governmental entity;

•	any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

•	a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

•	changes or developments generally affecting real estate acquisition, renovation and construction activities;

•	seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with prior years;

•	any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

•	a breach of the merger agreement by Parent or Merger Sub; and/or

•	any implementation or adoption after the date of the merger agreement by a governmental entity or changes or prospective changes in, applicable laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing;

except, with respect to the first, fifth, sixth and tenth bullets above, to the extent such event has a materially disproportionate effect on the Company and its subsidiaries taken as a whole compared to other companies engaged in real estate acquisition, renovation and construction activities.

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub has made representations and warranties to the Company with respect to, among other matters, organization, good standing and qualification, corporate authority, required consents and approvals, and no violations of laws, governance documents or agreements, the absence of litigation, capitalization of Merger Sub, accuracy of information to be included in this proxy statement and the Schedule 13E-3, brokers and finders, sufficiency of funds, ownership of shares of Cadus commons stock, and non-reliance.

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Interim Operations

The merger agreement obligates the Company and its subsidiaries to operate and conduct the business of the Company and its subsidiaries in the ordinary course from the date of the merger agreement to the earlier of the termination of the merger agreement or the consummation of the merger, except as otherwise contemplated by the merger agreement, required by applicable law, or consented to in writing by Parent (which consent is not permitted to be unreasonably withheld, conditioned or delayed).

The merger agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries, which provide that the Company will not take, and will not permit any of its subsidiaries to take the following actions:

•	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries; or

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company).

The merger agreement obligates Parent not to take or permit any of its subsidiaries (including, for this purpose, the Company or its subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the merger set forth in the merger agreement not being satisfied or (ii) prevent the consummation of the merger.

The merger agreement also states that as a result of entering into the merger agreement, neither Parent nor Merger Sub, directly or indirectly, has the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, subject to applicable law and the rights of stockholders of the Company thereunder, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations and the operations of its subsidiaries.

Restrictions on Solicitation; Acquisition Proposals

The Company (at the direction of the Special Committee) has agreed that neither it, the Board, the Special Committee, nor any of their respective members will directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to, an acquisition proposal;

•	or otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement defines the term “acquisition proposal” to mean (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company, in each case other than the transactions contemplated by the merger agreement.

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Notwithstanding the foregoing, the Company (at the direction of the Special Committee) is permitted to:

•	provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Company receives from the person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal,

if and only to the extent that, prior to taking any action described in the two bullets immediately above, the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable law.

Change of Recommendation; Superior Proposals

The merger agreement provides that each of the Special Committee and the Board is not permitted, directly or indirectly, to:

•	withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee recommendation or the Board recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee recommendation or the Board recommendation; or

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal.

Despite the foregoing restrictions, the merger agreement permits each of the Special Committee and the Board to make a change of recommendation, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

Prior to the Special Committee making a change of recommendation in connection with a superior proposal (as defined below), the following requirements must be met:

•	the Special Committee has given Parent written notice of its intention to change its recommendation at least two business days prior to its taking this action;

•	during such two business day period, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by the merger agreement, and the Special Committee and its representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this merger agreement proposed by Parent; and

•	an acquisition proposal that was a superior proposal continues to be a superior proposal in light of any revisions to the terms of the transactions contemplated by the merger agreement to which Parent and the Special Committee have agreed prior to the expiration of such two business day period.

The merger agreement defines the term “superior proposal” to mean an unsolicited bona fide (i) acquisition proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, or (ii) proposal to acquire all or substantially all of the shares of our common stock (other than shares owned by the Company or its subsidiaries and shares owned by Parent or its affiliates), in each case that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company’s stockholders (other than Parent and its affiliates) than the transactions contemplated by the merger agreement.

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The merger agreement does not prohibit the Company (at the direction of the Special Committee) from complying with its disclosure obligations with respect to an acquisition proposal under the Exchange Act, or from engaging in any “stop, look and listen” communication with our stockholders under the Exchange Act, provided that the Special Committee may not effect a change of recommendation unless permitted to do so under, and in compliance with, the merger agreement.

Reasonable Best Efforts

Each of the parties to the merger agreement agrees to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable.

Special Meeting

The Company is required to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the SEC’s clearance of this proxy statement for the purpose of obtaining the Company stockholder approval and the majority of the minority stockholder approval. The Company may postpone or adjourn the special meeting:

•	with the consent of Parent;

•	for the absence of a quorum;

•	to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of shares of our common stock within a reasonable period of time in advance of the special meeting;

•	to allow reasonable additional time to solicit additional proxies;

•	if required by law; or

•	if the Company has provided a written notice to Parent pursuant to the terms of the merger agreement that it intends to make a change of recommendation in connection with a superior proposal and the notice period contemplated by the merger agreement has not yet expired.

The merger agreement also requires the Company to use commercially reasonable efforts to solicit the majority of the minority stockholder approval.

Except in the event of a change of recommendation as permitted by the merger agreement, the Board is required to recommend approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the stockholders of the Company, and the Board is not permitted to withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its affiliates such Board recommendation or take any action or make any statement in connection with the special meeting inconsistent with such Board recommendation, including approving or recommending or proposing to approve or recommend an acquisition proposal with respect to the Company or failing to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby.

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SEC Filings

The Company, in cooperation with, and subject to the approval of, the Special Committee, is required to prepare and file with the SEC this proxy statement, and the Company and the Purchaser Group are required to prepare and file with the SEC a Schedule 13E-3, each as promptly as practicable after the date of the merger agreement. Each of the Company and Parent is required to use its reasonable best efforts to cause this proxy statement and Schedule 13E-3 to be filed with the SEC, each in their preliminary form, within 30 business days after the date of the merger agreement (January 20, 2018), which date is March 5, 2018. The Company is required to use its reasonable best efforts to have this proxy statement, and the Company and Parent are required to use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

The Company will promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to this proxy statement or the Schedule 13E-3. Parent will promptly notify the Company in writing of the receipt of any oral or written comments by Parent from the SEC relating to the Schedule 13E-3. The Company will cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of this proxy statement (including each amendment or supplement hereto), and the parties will cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the drafts of the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the parties will provide each other with copies of all such filings made and correspondence with the SEC.

As promptly as practicable and in any event within five business days after the SEC’s notification that it has no further comments on this proxy statement, the Company will commence mailing of the definitive proxy statement to its stockholders.

Fees and Expenses

Each party will bear its own costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, from and after the effective time of the merger, Parent and the surviving corporation have, jointly and severally, agreed to indemnify and hold harmless and provide advancement of expenses to each present and former director and officer of the Company and its subsidiaries (in each case, when acting in such capacity), determined as of the effective time, which we refer to as the “indemnified parties,” against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in each case to the fullest extent permitted by law.

In addition, for a period of six years from the effective time, the surviving corporation is required to maintain, and Parent is required to cause the surviving corporation to maintain, provisions of the certificate of incorporation and the bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of present and former officers and directors of the Company and its subsidiaries that are no less favorable to the indemnified parties than are set forth in the Company’s certificate of incorporation and bylaws as in effect on the date of the merger agreement.

Prior to the effective time of the merger, the Company is further required to cause, and if the Company is unable to, Parent is required to cause, the surviving corporation as of the effective time of the merger to, obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby).

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The obligations of the surviving corporation and Parent to provide indemnification and “tail” insurance policies for the indemnified parties in accordance with the terms and conditions of the merger agreement are in addition to any rights such indemnified parties may have under the Company’s or any of its subsidiary’s certificate of incorporation or bylaws, or under any applicable contracts or laws, are intended to be for the benefit of, and enforceable by, the indemnified parties, will survive the consummation of the merger, and must be assumed by any successors or assigns of the surviving corporation or Parent, as applicable.

Other Covenants

The merger agreement contains additional agreements between the parties relating to, among other matters:

•	the notice, defense and settlement of potential stockholders litigations against the Company or any of its directors and officers relating to the merger agreement and the transactions contemplated thereby, including the merger;

•	the coordination of press releases and other public announcements relating to the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	any antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement, including the merger;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the de-listing of the shares of our common stock from the OTCQB and the deregistration of such shares under the Exchange Act after the effective time of the merger;

•	the continuation on the Board of the directors that currently comprise the Special Committee and the continued authority of the Special Committee to enforce the merger agreement and take or direct all other actions in respect of the merger agreement on behalf of the Company through the effective time;

•	a standstill agreement between Parent and the Company with respect to the shares of our common stock; and

•	sharing of information between the parties relating to completion of the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include (i) the receipt of the Company stockholder approval, (ii) the receipt of the majority of the minority stockholder approval, and (iii) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger.

In addition, the obligations of the parties to the merger agreement to consummate the merger are subject to certain other closing conditions, including (i) the accuracy of the representations and warranties of Parent and Merger Sub, in the case of the Company, and of the Company, in the case of Parent and Merger Sub, as contained in the merger agreement (subject to certain materiality qualifiers, as applicable), and (ii) compliance by Parent and Merger Sub, in the case of the Company, and by the Company, in the case of Parent and Merger Sub, in all material respects with its or their obligations required to be performed by it or them under the merger agreement on or prior to the closing date of the merger.

The obligation of Parent and Merger Sub to consummate the merger is further subject to the absence of any material adverse effect with respect to the Company from the date of the merger agreement to the closing date of the merger.

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Termination

The Company (at the direction of the Special Committee) and Parent may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent.

Either the Company (at the direction of the Special Committee) or Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•	the merger has not been consummated by the outside date, provided that this termination right will not be available to any party if the failure of the closing of the merger to occur on or prior to the outside date was primarily caused by a material breach by such party of any of its obligations under the merger agreement;

•	the Company stockholder approval or the majority of the minority stockholder approval has not been obtained upon a vote at the special meeting or any adjournment or postponement thereof;

•	the Special Committee has made a change of recommendation; or

•	any court or governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable law or order that permanently restrains, enjoins or otherwise prohibits consummation of the merger, provided that this termination right will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to such law or order.

The Company (at the direction of the Special Committee) may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if the Company is not in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement by Parent or Merger Sub under the merger agreement, which breach would give rise to the failure of the Company’s closing conditions and such breach is either not curable prior to the outside date or not cured within 30 days after notice of such breach is given by the Company to Parent.

Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if neither Parent nor Merger Sub is in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement by the Company under the merger agreement, which breach would give rise to the failure of Parent’s or Merger Sub’s closing conditions and such breach is either not curable prior to the outside date or not cured within 30 days after notice of such breach is given by Parent to the Company.

Effect of Termination

If the merger agreement is terminated, subject to certain exceptions described in the merger agreement, the merger agreement will become void and of no effect with no liability to any person on the part of any party thereto, provided, however, that no termination will relieve any party thereto from liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement.

Amendment

Subject to applicable law, at any time prior to the effective time, the parties to the merger agreement can modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after receipt of the Company stockholder approval or the majority of the minority stockholder approval at the special meeting, no amendment may be made which, by law or in accordance with the rules of the OTCQB, requires further approval by the Company stockholders without the approval of such stockholders.

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Waiver of Conditions

The conditions to the obligations of each party to the merger agreement to consummate the merger are for the sole benefit of such party and can be waived by such party in whole or in part to the extent permitted by applicable law.

Governing Law

The merger agreement is and will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

Remedies

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement.

Each party to the merger agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, without any requirement for the posting of a bond or other security, in addition to any other remedy to which such party is entitled at law or in equity.

Each party has waived any right to a jury trial with respect to any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Assignment

The merger agreement is not assignable by operation of law or otherwise. Any purported assignment in violation of the merger agreement is void.

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IMPORTANT ADDITIONAL INFORMATION REGARDING CADUS

Executive Officers and Directors

Set forth below is information regarding our executive officers, including their principal occupations for the past five years and their ages as of February 1, 2018. There are no family relationships between any of our executive officers and any other executive officer or board member. Our Board elects our executive officers, who serve at the discretion of our Board. None of Cadus, our executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our executive officers and directors are citizens of the United States.

The business address of each of our executive offices and directors is c/o Cadus Corporation, 767 Fifth Avenue, New York, New York 10153, and their business telephone number is (212) 702-4332.

Name	Age	Position
Hunter C. Gary	43	Director, President and Chief Executive Officer
Peter S. Liebert, M.D.(1)	81	Director
Tara Elias Schuchts	54	Director
Jack G. Wasserman(1)(2)	80	Director
David Blitz	86	Treasurer and Secretary

(1) Member of the Compensation Committee.

(2) Lead independent director.

Hunter C. Gary became a director of Cadus in February 2014 and President and Chief Executive Officer of Cadus in March 2014. Mr. Gary has served as Senior Vice President of IEP, a master limited partnership and diversified holding company engaged in ten primary business segments which include investment, automotive, energy, gaming, railcar, mining, food packaging, metals, real estate and home fashion, since November 2010. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leading a variety of operational activities for IEP which focus on a variety of areas including, technology, merger integration, supply chain, organization transformation, real estate, recruiting and executive compensation. Mr. Gary has served as President of IEP’s Real Estate segment since November 2013 and has led the Information Technology and Cybersecurity group at IEP since September 2015 while serving as President of Sfire Technology LLC (f.k.a. IEH Technology LLC) since December 2015. Prior to Cadus and IEP, Mr. Gary had been employed by Icahn Associates Corporation, an affiliate of IEP, in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC (n.k.a. Insight Portfolio Group LLC). From 1997 to 2002, Mr. Gary worked, most recently as a Managing Director, at Kaufhof Warenhaus AG, a former subsidiary of the Metro Group which was acquired by Hudson’s Bay Company. Mr. Gary has been a director of: Icahn Automotive Group LLC (“IA”), an automotive parts installer and retailer, since February 2016; Ferrous Resources Limited (“Ferrous”), an iron ore mining company, since June 2015; Herbalife Ltd. (“HLF”), a nutrition company, since April 2014; PSC Metals Inc. (“PSC”), a metal recycling company, since May 2012; Tropicana Entertainment Inc. (“TPCA”), a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC (“ACF”), a railcar manufacturing company, since July 2015. Mr. Gary was previously a director of: XO Holdings (“XO”), a competitive provider of telecom services, from September 2011 until January 2018; IEH Auto Parts LLC (“IEHAP”), a distributor of automotive aftermarket parts, from June 2015 to May 2017; Federal-Mogul Holdings Corporation (“FDML”), a supplier of automotive powertrain and safety components, from October 2012 to February 2016; Voltari Corporation (“VLTC”), a mobile data services provider, from October 2007 to September 2015; American Railcar Industries, Inc. (“ARI”), a railcar manufacturing company, from January 2008 to June 2015; and Viskase Companies Inc. (“VKSC”), a meat casing company, from August 2012 to June 2015. ACF, ARI, Cadus, FDML, Ferrous, IEHAP, IEP, PSC, TPCA, VKSE, VLTC, WPH and XO each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in HLF through the ownership of securities. Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

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Peter S. Liebert, M.D., M.B.A., became a director of Cadus in April 1995. Dr. Liebert has been a pediatric surgeon in private practice since 1968. He served as Chief of Pediatric Surgery at the White Plains Hospital Center in White Plains, New York from 1998 to 2005 and at the Stamford Hospital in Stamford, Connecticut from 2002 to 2015. He is a past president of the Westchester County Surgical Society. He is also a past president of the Westchester County Medical Society and is currently Chairman of its Finance Committee. He is a physician member of the Westchester County Board of Health and is Chairman of its Nominating Committee. He is a founder and the Chairman of the Board of RxVitamins, Inc., a vitamin and supplement company with international sales in Europe, Asia, South America, and the Middle East. He is the sole author of a standard textbook in pediatric surgery and is a member of the editorial board of The Journal of Pediatric Surgery. Dr. Liebert served as a director of ImClone Systems Incorporated, a biotechnology company, from October 2006 to November 2008. Dr. Liebert holds an M.D. from Harvard University Medical School, an M.B.A. with Honors in finance and healthcare management from the Hagan School of Business at Iona College in New Rochelle, New York, and a B.A. cum laude from Princeton University. He is currently a member of the graduate school faculty at Iona College as Adjunct Assistant Professor of Management.

Tara Elias Schuchts has served as a director of Cadus since April 2016. She is a real estate agent with over 26 years of experience, who specializes in high-end residential properties in South Florida. Since 2011, she has served as a Realtor Associate of Douglas Elliman Real Estate (“Douglas Elliman”) and was ranked #6 in Florida real estate sales by Douglas Elliman in 2012 as well as named by them as a “Top Producer” for 2013. Prior to that, she was a Realtor Associate at Coldwell Banker Residential Real Estate (f.k.a Wimbish Realtors and Riteway Realtors) from 1993 until 2011, where she was ranked in the top 4% of Coldwell Banker’s real estate professionals worldwide for 2003. In 1991, Mrs. Elias Schuchts received her real estate license from the Florida Real Estate Commission. Tara Elias Schuchts received a B.A. in Communications from Southern Methodist University.

Jack G. Wasserman has served as a director of Cadus since May 1996 and as the lead independent director of its Board of Directors since March 2014. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida, and the District of Columbia. From 1966 until 2001 he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001 Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since 1993 he has been a director of Icahn Enterprises G.P., Inc. (formerly American Property Investors, Inc.), the general partner of Icahn Enterprises L.P. (formerly American Real Estate Partners, L.P.). Mr. Icahn controls Icahn Enterprises G.P. and its subsidiaries. Since Icahn Enterprises L.P. owns the Tropicana hotels and casinos, Mr. Wasserman has been licensed by the gaming regulators of the states of New Jersey, Nevada, Indiana, Louisiana and Mississippi. On March 11, 2004, Mr. Wasserman was appointed to the Board of Directors of Triarc Companies, Inc. and was elected to the Board in June 2004; in 2008 Triarc acquired Wendy’s Inc. and changed its name to Wendy’s/Arby’s Group Inc. which, in turn, became The Wendy's Company after its sale of Arby's in 2011. Thereafter, Mr. Wasserman served until June 2015 as a director and member of Wendy’s audit and compensation committees and as chairman of its ERISA committee. Mr. Wasserman received a B.A. from Adelphi University, a J.D. from Georgetown University Law Center, and a Graduate Diploma from Johns Hopkins University School of Advanced International Studies in Bologna, Italy. In 2007 he received a professional Certificate in Financial Analysis from New York University’s School of Continuing and Professional Studies.

David Blitz became Treasurer and Secretary of Cadus in May 2004. From May 2004 until March 2014, he also served as acting President and Chief Executive Officer of Cadus. Mr. Blitz, a certified public accountant, is a retired partner of Deloitte & Touche, was employed by Joel Popkin & Co., P.C. from January 1990 until November 2015, and following Citrin Cooperman’s acquisition of Joel Popkin & Co. in November 2015 was employed by Citrin Cooperman until March 2016. Mr. Blitz, as an employee of Joel Popkin & Co., P.C. and subsequently, has been performing Cadus Corporation's internal accounting since March 2000. He earned his B.A. in Economics from Brooklyn College.

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Prior Public Offerings

During the past three years, Cadus has not made any underwritten public offering of our common stock for cash that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A.

Historical Consolidated Financial Information

The Company’s audited financial statements for the fiscal years ended December 31, 2017 and December 31, 2016, and the notes thereto, contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are incorporated by reference in this proxy statement.

As of December 31, 2017, the book value per share of our common stock was approximately $1.46.

As a smaller reporting company as defined under applicable securities regulations, the Company is not required to calculate ratios of earnings to fixed charges.

For additional information, see “Where You Can Find Additional Information” beginning on page 76. Historical results are not necessarily indicative of results to be expected in any future period.

Market Price of the Common Stock

Our common stock is quoted on the OTCQB.

The following table sets forth for the periods indicated the high and low sales prices for our common stock for each of the identified calendar quarters.

	Market Price
	High	Low
2017
First Quarter	$1.11	$0.95
Second Quarter	$1.06	$0.98
Third Quarter	$1.26	$0.92
Fourth Quarter	$1.49	$1.22
2016
First Quarter	$1.23	$0.95
Second Quarter	$1.10	$0.98
Third Quarter	$1.10	$0.96
Fourth Quarter	$1.07	$0.84

The closing price of our common stock on the OTCQB on January 19, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, was $1.56 per share. If the merger is completed, you will be entitled to receive $1.61 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 69% to the closing stock price on September 19, 2017, the last trading day prior to the announcement of the initial offer, and a premium of approximately 24% over the purchase price proposed in the initial offer of $1.30 per share.

On [●], 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

As of the record date, Cadus had approximately 44 stockholders of record.

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Dividends

Cadus has not declared or paid any dividends on our common stock during the past two years and does not anticipate paying any such dividends in the foreseeable future. Cadus intends to retain any earnings for the growth of and for use in its business. Pursuant to the terms of the merger agreement, Cadus is prohibited from paying any dividends while the merger agreement is in effect.

Cadus Purchases of Equity Securities

Cadus has not purchased any shares of its common stock during the past two years.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of [●], 2018, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of our common stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all directors and executive officers as a group. All information is based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company. Applicable percentage ownership is based on 26,288,080 shares of our common stock outstanding as of the close of business on March 1, 2018.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned and Nature of Beneficial Ownership		Percentage of Common Stock Owned(2)
Carl C. Icahn 767 Fifth Avenue New York, New York 10153	17,824,678	(3)	67.81%
Starfire Holding Corporation 767 Fifth Avenue New York, New York 10153	17,824,678	(4)	67.81%
Hunter C. Gary	—		*
Peter S. Liebert, M.D.	8,834		*
Tara Elias Schuchts	—		*
Jack G. Wasserman	10,000	(5)	*
David Blitz	5,000	(5)	*
All executive officers and directors as a group (5 persons)	23,834		0.09%

_____________________

* Less than one percent

(1)       Except as otherwise indicated, the address of each stockholder identified is c/o the Company, 767 Fifth Avenue, Suite 4700, New York, New York 10153. Except as indicated in the other footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of the Company’s common stock.

(2)       Share ownership in the case of each person listed above includes shares issuable upon the exercise of options held by such person as of March 1, 2018, that may be exercised within 60 days after such date for purposes of computing the percentage of our common stock owned by such person, but not for purposes of computing the percentage of our common stock owned by any other person. None of the persons listed above held options as of March 1, 2018.

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(3)       Based on information provided by the Purchaser Group. Includes 17,824,678 shares of the Company’s common stock held by Parent. Mr. Icahn is holds 99.52% of the outstanding shares of Parent.

(4)       Based on information provided by the Purchaser Group.

(5)       Based on the most recent Form 4 filed with the SEC by the reporting party.

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IMPORTANT ADDITIONAL INFORMATION REGARDING PURCHASER GROUP

Background on the Purchaser Parties; Additional Information Regarding the Purchaser Group Members

Parent. Starfire Holding Corporation, which we refer to as “Parent,” is a Delaware corporation and an affiliate of Mr. Icahn. Parent is a holding company and its principal place of business is 100 South Bedford Road, Mt. Kisco, New York 10549.

Merger Sub. Cadus Merger Sub LLC, which we refer to as “Merger Sub,” is a Delaware limited liability company and was formed for the purposes of entering into the merger agreement and giving effect to the transactions contemplated thereby. Merger Sub’s principal place of business is at 767 Fifth Avenue, 47th Floor, New York, New York 10153.

Carl C. Icahn. Mr. Icahn holds 99.52% of the outstanding shares of Parent. As such, Mr. Icahn is in a position directly and indirectly to determine the investment and voting decisions made by the Purchaser Group. The principal business address and the address of the principal office of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

None of the members of the Purchaser Group nor any of their respective directors or officers has been, during the last 5 years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Set forth below for the directors and executive officers of Parent and Merger Sub is his or her respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. None of the individuals named below has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these individuals has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the individuals named below are citizens of the United States of America.

Parent

Carl C. Icahn – Chairman of the Board; President.

Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and President and a member of the executive committee of XO Holdings, a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to May 2015, and the non-executive chairman of the board of Federal-Mogul from January 2008 to May 2015; chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 to November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; and a director of Cadus Corporation from July 1993 to July 2010. Mr. Icahn received his B.A. from Princeton University.

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Keith Cozza – Secretary; Treasurer; Authorized Signatory.

Mr. Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014. In addition, Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Mr. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza has been a director of: Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; Herbalife Ltd., a nutrition company, since April 2013; and Icahn Enterprises L.P., since September 2012. In addition, Mr. Cozza serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; and PSC Metals Inc., a metal recycling company. Mr. Cozza was previously: a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2014 to June 2017; a director of FCX Oil & Gas Inc., a wholly-owned subsidiary of Freeport-McMoRan Inc., from October 2015 to April 2016; a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Federal-Mogul, Icahn Automotive, CVR Refining, Icahn Enterprises, PSC Metals, and Tropicana are each indirectly controlled by Mr. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non−controlling interests in Freeport-McMoRan, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Merger Sub

The sole member of Merger Sub is Parent.

Keith Cozza – President; Secretary; Treasurer

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OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than the matters described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2018 for the fiscal year ending December 31, 2017, which we refer to as the “2018 Annual Meeting.”

The deadline to receive stockholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s 2018 proxy statement for the 2018 Annual Meeting was December 13, 2017 (which is 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders). If the date of the 2018 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting on May 24, 2017, then the deadline will be a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. In addition, if the Company receives notice of a stockholder proposal after February 26, 2018 (which is 45 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders), it will be considered untimely pursuant to Rules 14a-4(c) under the Exchange Act, and the persons named in the proxies solicited by the Board for the 2018 Annual Meeting may exercise discretionary voting power with respect to the proposal. If the date of next year’s annual meeting of stockholders has been changed by more than 30 days from the date of the 2017 annual meeting, written notice of a stockholder proposal must be received by the Company a reasonable time before the Company begins to print and mail proxy materials for next year’s annual meeting of stockholders to be considered timely pursuant to Rule 14a-4(c) under the Exchange Act.

The Board of Directors of the Company will consider stockholder nominations for directors timely given in writing to the Company prior to the 2018 Annual Meeting. To be timely, the stockholder’s nomination must be delivered, to the attention of the President of the Company, within the time permitted for submission of a stockholder proposal as described in the Company’s proxy statement for the 2017 annual meeting and filings with the SEC. Such notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residential address of each such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of the Company that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder and (ii) the number of shares of the Company that are beneficially owned by such stockholder (and, if the stockholder is not a record holder of the shares, verification of ownership from the record holder). The President of the Company will forward such notice on to one or more of the directors for screening and review and such director’s or directors’ determination whether to recommend that the full Board of Directors consider the nomination contained in such notice.

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HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own shares of our common stock in “street name,” your broker or bank should have notified you that your household will receive only one proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and Cadus because it reduces the volume of duplicate information received at your household and helps Cadus reduce expenses and conserve natural resources.

Stockholders of record who have the same address will receive only one copy of the proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials if each person in the household has previously consented to receiving only a single set of the Company’s proxy materials.

If you would like to receive your own set of the Company’s proxy materials for the special meeting or in the future, or if you share an address with another Cadus stockholder and together both of you would like to receive only a single set of the Company’s proxy materials, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (877) 478-5039. The request must be made by each person in the household. The revocation of your consent to householding will be effective 30 days following its receipt.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its web site at www.caduscorp.com. Information included on the Company’s website is not a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the Fiscal Year ended December 31, 2017, filed with the SEC on March 12, 2018; and

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•	Definitive Proxy Statement for the Company’s 2017 Annual Meeting, filed with the SEC on April 12, 2017.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement upon written request to the Company’s legal counsel at Morrison Cohen LLP, Attention: Matthew Manuelian, 909 Third Avenue, New York, New York 10022. If you would like to request documents, please do so no later than five business days prior to the date of the special meeting, or no later than [●], 2018 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●], 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

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Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CADUS CORPORATION,

STARFIRE HOLDING CORPORATION

and

CADUS MERGER SUB LLC

DATED AS OF JANUARY 20, 2018

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A-2

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10.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	A-35

10.6	Notices	A-36

10.7	Entire Agreement	A-38

10.8	No Third-Party Beneficiaries	A-38

10.9	Obligations of Parent and of the Company	A-38

10.10	Severability	A-38

10.11	Assignment	A-38

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

Exhibit B – Form of By-laws of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of January 20, 2018, among Cadus Corporation, a Delaware corporation (the “Company”), Starfire Holding Corporation, a Delaware corporation (“Parent”), and Cadus Merger Sub LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, each of Barberry and High River is an Affiliate of Parent;

WHEREAS, as of the date hereof, Barberry owns 10,171,485 Shares and High River owns 7,653,193 Shares, reflecting a collective ownership of 17,824,678 Shares, which represents approximately 67.81% of the issued and outstanding Shares (such Shares held by Barberry and High River, together with any Shares owned by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, the “Parent Shares”);

WHEREAS, on September 20, 2017, Barberry and High River delivered a letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own (the “Original Proposal”);

WHEREAS, on November 28, 2017, Barberry and High River, delivered an updated letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Original Proposal (the “November Proposal”);

WHEREAS, on January 10, 2018, Barberry and High River, delivered an updated letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the November Proposal (the “Final Proposal”);

WHEREAS, in addition to customary conditions, the consummation of the transaction contemplated by the Final Proposal was conditioned upon the following non-waivable conditions (i) the approval of such transaction by a special committee consisting solely of independent and disinterested directors (the “Special Committee”) and (ii) the approval of such transaction by a fully informed vote of holders of a majority of the Shares held by stockholders who are not affiliated with Barberry, High River or any of their respective Affiliates;

WHEREAS, the board of directors of the Company established the Special Committee and authorized the Special Committee to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate the Original Proposal (including whether to proceed with any such review or evaluation) and any proposals or offers related to a strategic transaction that are received by the Company in addition to the Original Proposal, (iii) reject or approve the Original Proposal, (iv) consider and pursue alternatives to the Original Proposal and (v) negotiate the terms and conditions of the Original Proposal and any alternatives thereto;

WHEREAS, the board of directors of the Company, upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting, and (iv) recommended to such stockholders that they adopt this Agreement;

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WHEREAS, the board of directors of Parent and the sole member of Merger Sub have approved and declared advisable, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and this Agreement and to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
Definitions

1.1          Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 7.2(b).

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Agreement, the Company shall not be considered an Affiliate of Barberry, High River, Parent, Merger Sub, or any of their respective Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Barberry” means Barberry Corp., a Delaware corporation.

“Book-Entry Shares” has the meaning set forth in Section 4.2(b).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-Laws” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.2(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

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“Change of Recommendation” has the meaning set forth in Section 7.2(c).

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.3(c).

“Company Meeting” has the meaning set forth in Section 2.4(a).

“Company Shares” has the meaning set forth in Section 4.1(a).

“Company Stockholder Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares outstanding and entitled to vote thereon.

“Contract” means any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 4.1(a).

“Dissenting Stockholder” has the meaning set forth in Section 4.2(f).

“DLLCA” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“Final Proposal” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

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“High River” means High River Limited Partnership, a Delaware limited partnership.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity.

“License” means any permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A)          changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B)           the compliance by the Company of its obligations under this Agreement, and any action taken by the Company (or the failure by the Company to take any action) at the written request or direction of Parent;

(C)           the entry into, announcement or performance of this Agreement or the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with their respective customers, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of this Agreement or the transactions contemplated hereby by or before any Governmental Entity;

(D)           any change in the market price or trading volume of securities of the Company, provided that this clause (D) will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

(E)           a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

(F)           changes or developments generally affecting real estate acquisition, renovation and construction activities;

(G)           seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with prior years;

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(H)           any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause (H) will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

(I)            a breach of the Agreement by Parent or Merger Sub; and/or

(J)            any implementation or adoption after the date hereof by a Governmental Entity of or changes or prospective changes in, applicable Laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing; except, with respect to clauses (A), (E), (F) and (J), to the extent such event has a materially disproportionate effect on the Company and its Subsidiaries taken as a whole compared to other companies operating in the real estate acquisition, renovation and construction activities.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Membership Interest” has the meaning set forth in Section 6.5.

“Minority Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares, excluding Shares owned by Parent, Merger Sub or any of their respective Affiliates, outstanding and entitled to vote thereon at the Company Meeting.

“November Proposal” has the meaning set forth in the recitals to this Agreement.

“Order” has the meaning set forth in Section 8.1(c).

“Original Proposal” has the meaning set forth in the recitals to this Agreement.

“OTC” means the QTCQB Venture Market of the OTC Markets Group.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay (i) the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, on a timely basis, or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent Shares” has the meaning set forth in the recitals to this Agreement.

“Paying Agent” has the meaning set forth in Section 4.2(a).

A-9

“Payment Fund” has the meaning set forth in Section 4.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Proxy Statement” has the meaning set forth in Section 2.4(b).

“Representatives” means a Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Schedule 13E-3” has the meaning set forth in Section 2.4(b).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance” has the meaning set forth in Section 2.4(c).

“SEC Documents” means any form, document or report filed or furnished by the Company with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means the shares of the common stock, par value $0.01 per share, of the Company.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Special Committee Recommendation” has the meaning set forth in Section 5.3(b).

“Stockholder Litigation” has the meaning set forth in Section 7.3(d).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that, for purpose of this Agreement (i) the Company shall not be considered a Subsidiary of Barberry, High River, Parent, Merger Sub, or any of their respective Affiliates, and (ii) Merger Sub shall not be considered a Subsidiary of the Company.

“Superior Proposal” has the meaning set forth in Section 7.2(b).

“Superior Proposal Change of Recommendation” has the meaning set forth in Section 7.2(c).

“Surviving Corporation” has the meaning set forth in Section 2.1.

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“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or similar governmental assessment, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions.

1.2          Construction; Absence of Presumption.

(a)            For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or “dollars” shall refer to United States dollars.

(b)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)           The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
The Merger

2.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate company existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the DGCL and the DLLCA.

2.2          Closing of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th floor, New York, NY 10017, at 9:00 A.M. local time on the second Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

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2.3           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company (at the direction of the Special Committee) and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by the Company (at the direction of the Special Committee) and Parent and specified in the Certificate of Merger (the “Effective Time”).

2.4           Company Meeting; Proxy Statement and Other SEC Filings.

(a)            Unless this Agreement has been terminated in accordance with its terms, and subject to fiduciary obligations under applicable Law, the Company, acting through or under direction of the Company’s board of directors, upon the recommendation of the Special Committee, shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after SEC Clearance of the Proxy Statement (the “Company Meeting”), for the purpose of obtaining the Company Stockholder Approval and the Minority Approval, provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Meeting: (A) with the consent of Parent; (B) for the absence of a quorum; (C) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable period of time in advance of the Company Meeting; (D) to allow reasonable additional time to solicit additional proxies; (E) if required by Law; or (F) if the Company has provided a written notice to Parent pursuant to Section 7.2(c) that it intends to make a Change of Recommendation in connection with a Superior Proposal and the notice period contemplated by Section 7.2(c) has not yet expired, and (ii) use commercially reasonable efforts to solicit the Minority Approval. Except in the event of a Change of Recommendation as permitted by Section 7.2 of this Agreement, the Company’s board of directors shall recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its Affiliates such Company Board Recommendation or take any action or make any statement in connection with the Company Meeting inconsistent with such Company Board Recommendation, including approving or recommending or proposing to approve or recommend an Acquisition Proposal with respect to the Company or failing to recommend the approval and adoption of this Agreement and the transactions contemplated hereby.

(b)           As promptly as practicable following the date of this Agreement, the Company, in cooperation with, and subject to the approval of, the Special Committee, shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s stockholders (including all exhibits and any amendments or supplements thereto, the “Proxy Statement”), and the Company and Parent shall prepare and file with the SEC a Schedule 13E-3 (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”). Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be filed with the SEC, each in its preliminary form, not later than the date that is thirty (30) Business Days after the date hereof. The Company shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by a party other than the Company or its Subsidiaries specifically for inclusion therein. Each of the Company and Parent shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company, Parent and Merger Sub shall cooperate with each other in connection with the preparation of the foregoing documents. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Company and Parent shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

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(c)           The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, but in no event more than five (5) Business Days, after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (“SEC Clearance”). The Company may retain a proxy solicitor in connection with the solicitation of the Company Stockholder Approval and the Minority Approval.

(d)           The Company shall promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. Parent shall promptly notify the Company in writing of the receipt of any oral or written comments by Parent from the SEC relating to the Schedule 13E-3. The Company shall cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the drafts of the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the parties shall provide each other with copies of all such filings made and correspondence with the SEC.

(e)            If, at any time prior to the Effective Time, any information should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties in writing and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

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(f)            Parent and Merger Sub shall, as promptly as reasonably practicable, provide in writing any information reasonably requested by any other party with respect to Parent, Merger Sub or their respective Affiliates as may be deemed relevant by such party for use in the Proxy Statement or for the purposes of complying with Schedule 13E-3 filing requirements and assisting such party in fulfilling its related obligations under this Section 2.4.

ARTICLE III
Certificate of Incorporation, By-Laws, Directors and
Officers of the Surviving Corporation

3.1          Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Company, dated as of July 18, 1996, as previously amended pursuant to the Certificate of Amendment, dated as of June 20, 2003, shall be further amended and restated in the Merger to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided thereby and by applicable Law.

3.2           By-Laws. The by-laws of the Company, which were adopted as of July 28, 1995, as amended on July 30, 1993, July 26, 1994, and July 29, 1995, shall be amended and restated at the Effective Time to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided thereby, by the Charter and by applicable Law.

3.3          Directors and Officers of Surviving Corporation. From and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, (a) the members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub shall be the officers of the Surviving Corporation.

ARTICLE IV
Effect on Capital Stock; Exchange of Certificates

4.1           Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement:

(a)           Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be converted automatically into the right to receive an amount equal to a price per Share of $1.61, net to the seller in cash, without interest (such amount, or any other amount per Share paid pursuant to this Agreement, the “Per Share Merger Consideration”). “Excluded Shares” means (i) the Parent Shares, (ii) Shares owned by the Company or any of its Subsidiaries (“Company Shares”) and (iii) Shares as to which stockholders have validly submitted and not validly withdrawn or otherwise lost or failed to perfect a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”).

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(b)           Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company:

(i)       each Share shall be automatically cancelled and shall cease to exist;

(ii)       each holder of a Share (other than the Excluded Shares) shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration, upon surrender of Certificates or Book-Entry Shares in accordance with Section 4.2;

(iii)       each holder of a Dissenting Share shall cease to have any rights with respect thereto other than the right to receive the payment specified in Section 4.2(f) and shall be afforded the treatment provided in Section 4.2(f);

(iv)       each of the Company and any of its Subsidiaries shall cease to have any rights with respect to any Company Shares; and

(v)       Parent and its Subsidiaries and their respective Affiliates shall cease to have any rights with the respect to any Parent Shares.

(c)            Merger Sub Membership Interest. At the Effective Time, the Merger Sub Membership Interest shall, by virtue of the Merger and without any action on the part of the parties hereto or the holder thereof, automatically be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

4.2          Exchange of Certificates and Book-Entry Shares.

(a)            Paying Agent. For the benefit of the holders of Shares (other than Excluded Shares), prior to the Effective Time, Parent shall deposit or cause to be deposited, with a paying agent mutually agreeable to the Company (at the direction of the Special Committee) and Parent (the “Paying Agent”), a cash amount in immediately available funds equal to the amount necessary for the Paying Agent to make payments under Section 4.1(a) (the amounts so deposited with the Paying Agent are referred to as the “Payment Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the amounts payable under Section 4.1(a) in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Paying Agent shall invest the Payment Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Company or, after the Effective Time, the Surviving Corporation; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares pursuant to this Article IV. Until the termination of the Payment Fund pursuant to Section 4.2(d), to the extent that there are losses with respect to any such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payment of the amounts pursuant to Section 4.1(a), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Paying Agent to make such payments.

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(b)           Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that (x) delivery shall be effected, and risk of loss and title to certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent and (y) delivery shall be effected and title to non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall pass, only upon delivery of the Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. The Per Share Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(c)           Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article IV.

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(d)           Termination of the Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of the Shares for six (6) months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent or the Surviving Corporation for payment of their claim for the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)           Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)            Appraisal Rights. No Person who has made a valid demand for appraisal rights pursuant to Section 262 of the DGCL (such Person, a “Dissenting Stockholder”) shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect, effectively withdrawn, or otherwise lost or forfeited such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder as to which such Dissenting Stockholder has perfected its rights to appraisal under the DGCL. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)           Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

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ARTICLE V
Representations and Warranties of the Company

Except as set forth in any SEC Documents, the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1          Organization, Good Standing and Qualification. The Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2           Capitalization.

(a)           The authorized share capital of the Company consists of 35,000,000 Shares. As of October 31, 2017, there were (i) 26,288,080 Shares issued and outstanding and (ii) 141,667 Company Shares issued and held by the Company in treasury. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company. Other than the Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)           (i)      Except as set forth in Section 5.2(a), no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement or has otherwise made any commitment with respect to the voting of the Shares or any other securities of the Company.

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5.3           Corporate Authority, Approval, and Opinion of Financial Advisor.

(a)           The Company has all requisite corporate power and authority and has taken all corporate action, subject to Company Stockholder Approval and Minority Approval, necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           The Special Committee has been duly constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting, and (iv) recommended to such stockholders that they adopt this Agreement (the “Special Committee Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c)           At a meeting duly called and held, the board of directors of the Company, based on the Special Committee Recommendation, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting, and (iv) recommended to such stockholders that they adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(d)           The Company and its Subsidiaries do not have in effect any shareholder rights plan, “poison pill” or other similar plan or arrangement. The only vote of holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the Company Stockholder Approval and the Minority Approval. Other than the Company Stockholder Approval and the Minority Approval, no other vote of the holders of the Shares is necessary to consummate the Merger or in order for the Company to validly perform its obligations under this Agreement.

(e)           The Special Committee has received the opinion of Alvarez & Marsal Valuation Services, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be received in the Merger by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

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5.4           Governmental Filings; No Violations.

(a)           Other than (i) the Certificate of Merger, (ii) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any other filings required under the Exchange Act, and (iii) as required pursuant to any listing agreement or under the rules and regulations of the OTC, no notices, reports or other filings are required to be made by the Company with, nor are any Licenses required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or default under, any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contracts binding upon the Company or any of its Subsidiaries or under any Law or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5          Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated hereby, including the Merger, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated hereby.

5.6          Information Supplied. None of the information supplied by, or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) the Schedule 13E-3 will, at the date that the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except no representation or warranty is made by the Company to such portions of the Proxy Statement and the Schedule 13E-3, as applicable, that relate expressly to Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

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5.7          No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the condensed consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2017 (including the notes thereto), (ii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) for liabilities and obligations incurred under any Contract or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since September 30, 2017, (iv) for liabilities and obligations incurred in the ordinary course of business since September 30, 2017 that do not constitute, individually or in the aggregate, a Material Adverse Effect, and (v) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The assets of the Company and its Subsidiaries are free and clear of any liens, other than liens that would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.8          Brokers and Finders. The Special Committee has not, on behalf of itself, the Company or any of the Company’s Subsidiaries, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the transactions contemplated in this Agreement except that the Special Committee has engaged Alvarez & Marsal Valuation Services, LLC as the financial advisor to the Special Committee.

5.9          No Other Representations. Notwithstanding anything to the contrary contained herein, or any of the schedules or exhibits hereto, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, nor any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article V, and that Parent, Merger Sub and their Affiliates have not relied on any such other representation or warranty.

ARTICLE VI
Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

6.1          Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

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6.2          Corporate Authority. No vote of stockholders of Parent is necessary to approve this Agreement and the Merger and the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate and limited liability company power and authority and has taken all corporate and limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3           Governmental Filings; No Violations.

(a)            Other than (i) the Certificate of Merger and (ii) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any other filings required under the Exchange Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Licenses required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

(b)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or operating agreement of Merger Sub or the certificate of incorporation or by-laws of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub or under any Law or License to which Parent or Merger Sub is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.4           Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against any of Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

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6.5           Capitalization of Merger Sub. The authorized capital of Merger Sub consists solely of a limited liability company membership interest (the “Merger Sub Membership Interest”) owned solely by Parent. Merger Sub was formed solely for the purpose of holding Shares and has not conducted any other business prior to the date hereof and has no, and prior to the Effective Time will have no, other assets, liabilities or obligations of any nature other than holding of the Parent Shares and incidents thereto, and those incident to its formation and pursuant to this Agreement and the Merger and the transactions contemplated by this Agreement.

6.6           Information Supplied. None of the information supplied by, or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date of that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) the Schedule 13E-3 will, at the date that the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except no representation or warranty is made by Parent or Merger Sub to such portions of the Proxy Statement and the Schedule 13E-3, as applicable, that relate expressly to the Company and its Subsidiaries for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

6.7           Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective Subsidiaries or their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the transactions contemplated in this Agreement.

6.8           Financing. Parent and Merger Sub have sufficient funds available to consummate the Merger on the terms contemplated by this Agreement and, at the Effective Time, Parent and Merger Sub will have available all funds necessary to acquire all Shares (other than Company Shares and Parent Shares) pursuant to Article IV, to pay all fees and expenses in connection therewith, and to perform their respective obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by Parent or Merger Sub or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

6.9           Parent Shares. As of the date hereof, Barberry and High River are the beneficial owners of the Parent Shares.

6.10         No Other Representations; Non-Reliance.

(a)            Each of Parent and Merger Sub (on behalf of themselves and their respective Affiliates) acknowledges and agrees that it:

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(i)       has had an opportunity to discuss the business of the Company and its Subsidiaries with the Company’s management,

(ii)       has had reasonable access to personnel, properties, premises and books and records of the Company and its Subsidiaries, and

(iii)       has conducted its own independent investigation and analysis of the Company and its Subsidiaries, their respective businesses and transactions contemplated hereby.

(b)           Each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement:

(i)       the Company and its Representatives do not make, and have not made, any representation or warranty whatsoever, express or implied, whether written or oral, at law or in equity, relating to the Company, its Subsidiaries, or any of its or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and

(ii)       no Person has been authorized, expressly or impliedly, by the Company to make any representation or warranty relating to itself, its Subsidiaries, or any of the other matters set forth in the foregoing sub-clause (i) in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company; and

(c)            Parent and Merger Sub each specifically disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by any Person or otherwise occurred (except for the representations and warranties expressly set forth in this Agreement), and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim reliance upon any such representation or warranty or other statement or omission (except for the representations and warranties expressly set forth in this Agreement);

6.11         HSR Approvals. No approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in order for Parent and Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

6.12         Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information and business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company, its Subsidiaries, any of their respective Representatives or any other Person has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

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6.13        No Other Representations. Notwithstanding anything to the contrary contained herein or any of the schedules or exhibits hereto, the Company acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates or any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article VI, and that the Company and its Affiliates have not relied on any such other representation or warranty.

ARTICLE VII
Covenants

7.1          Interim Operations.

(a)            From and after the date hereof and prior to the earlier of the termination of this Agreement or the consummation of the Merger, the businesses of the Company and its Subsidiaries shall be operated and conducted in the ordinary course, except as otherwise contemplated by this Agreement, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall not take or permit any of its Subsidiaries (including, for this purpose, the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger. Without limiting the generality of the foregoing, from and after the date hereof and prior to the earlier of the termination of this Agreement or the consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company).

(b)            As a result of entering into this Agreement, neither Parent nor Merger Sub, directly or indirectly, has the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and notwithstanding anything to the contrary contained in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any applicable Law. Prior to the Effective Time, subject to applicable Law and the rights of stockholders of the Company thereunder, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

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7.2          Acquisition Proposals.

(a)            No Solicitation or Negotiation. The Company (at the direction of the Special Committee) agrees that neither the board of directors of the Company, the Special Committee, nor any of their respective members shall, directly or indirectly:

(i)       initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal;

(ii)       engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii)       otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, the Company (at the direction of the Special Committee) may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable Law.

(b)           Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

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“Superior Proposal” means an unsolicited bona fide (i) Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, or (ii) proposal to acquire all or substantially all of the Shares (other than Company Shares or Parent Shares), in each case that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than the transactions contemplated by this Agreement.

(c)            No Change in Recommendation. Each of the Special Committee and the board of directors of the Company shall not, directly or indirectly:

(i)       withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee Recommendation or the Company Board Recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee Recommendation or the Company Board Recommendation; or

(ii)       approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, each of the Special Committee and the board of directors of the Company may withhold or withdraw the Special Committee Recommendation and the Company Board Recommendation, as applicable, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”); provided that if the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Special Committee shall not make such Superior Proposal Change of Recommendation unless the Special Committee has given Parent written notice of its intention to take this action at least two Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling Parent or the Special Committee, as applicable, to terminate this Agreement pursuant to Section 9.2(c)). The Special Committee agrees that (x) during the two Business Day period prior to its making a Superior Proposal Change of Recommendation, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by this Agreement, and the Special Committee and its Representatives will, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent, and (y) the Special Committee may make a Superior Proposal Change of Recommendation in the case of an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent and the Special Committee have agreed prior to the expiration of such two Business Day period.

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(d)           Certain Permitted Disclosures. Nothing contained in Section 7.2(a) shall be deemed to prohibit the Company (at the direction of the Special Committee) or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that the Special Committee may not effect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 7.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(e)           Notice. The Company (at the direction of the Special Committee) shall as promptly as reasonably practicable notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such inquiries, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

7.3          Actions by Parties; SEC Documents; Status; Stockholder Litigation.

(a)            Action by the Parties. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

(b)           SEC Documents. During the period prior to the Effective Time, the Company shall continue to timely file all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws.

(c)           Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, Parent and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by Parent, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement. Parent shall give prompt notice to the Special Committee of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect, and each of Parent and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the transactions contemplated by this Agreement. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or Parent, as applicable, or limit in any manner the Company’s or Parent’s causes of action and remedies in law and equity.

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(d)       Stockholder Litigation. Without limiting the foregoing, the Company shall (i) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any stockholder of the Company (on such stockholder’s own behalf or on behalf of the Company) relating to this Agreement and the transactions contemplated hereby, including the Merger (other than with respect to demands for appraisal, which shall be governed by Section 4.2(f) of this Agreement) (each, a “Stockholder Litigation”), (ii) keep Parent reasonably informed regarding any such Stockholder Litigation, (iii) give Parent the opportunity to participate in (but not control) such Stockholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Stockholder Litigation and consider Parent’s views with respect to such Stockholder Litigation and (iv) not settle any such Stockholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

7.4           Publicity. Except in accordance with Section 7.2 of this Agreement, each of the Company, Parent and Merger Sub agree not to, and to cause their respective Affiliates not to, issue any press releases or otherwise make any public announcements with respect to this Agreement and the transactions contemplated by this Agreement, including the Merger, without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5           Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

7.6           Indemnification; Directors’ and Officers’ Insurance.

(a)       From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and Parent and the Surviving Corporation shall also advance expenses incurred by the Indemnified Parties in connection with any claim, action, suit, proceeding or investigation, in each case to the fullest extent permitted by law. The obligations of Parent and the Surviving Corporation in the immediately preceding sentence shall be joint and several.

(b)       For a period of six years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Charter and By-Laws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of present and former officers and directors of the Company and its Subsidiaries that are no less favorable to the Indemnified Parties than are set forth in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal made within such six year period shall continue until the disposition or resolution of such proceeding in accordance with the Charter and the By-Laws.

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(c)       Prior to the Effective Time, the Company shall cause, and if the Company is unable to, Parent shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(d)       If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.6.

(e)       The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall survive the Effective Time.

(f)       The rights of the Indemnified Parties under this Section 7.6 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers or directors (or any of the Company’s Subsidiaries or the officers and directors of any such Subsidiary), it being understood that the indemnification provided for in this Section 7.6 is not prior to, or in substitution for, any such claims under any such policies.

7.7          Other Actions by the Company.

(a)       Takeover Statutes. If any state takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, including the Merger, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate, or if not possible to eliminate, minimize the effects of such statute or regulation on such transactions.

(b)       Section 16 Matters. Prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

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(c)       Ceasing Quotation Authorization and De-Registration. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Shares to cease to be quoted on the OTC and to be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

7.8           Continuation of the Special Committee. Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (a) the consummation of the Merger or (b) the termination of this Agreement, they shall not seek to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the consummation of the Merger or (y) the termination of this Agreement, Parent and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors) and, should all the members of the Special Committee cease to so serve, Parent and Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company, each of whom is an independent director, and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

7.9           Standstill. Except as otherwise provided by this Agreement, from and after the date hereof until the earlier of (a) the consummation of the Merger or (b) the termination of this Agreement, Parent, Merger Sub or their respective Affiliates shall not, directly or indirectly, (i) (whether acting alone, as a part of a group or otherwise in concert with others) acquire or enter into any agreement with any third party with respect to the acquisition of, additional Shares by Parent, Merger Sub or their respective Affiliates, or (ii) sell (including short sales), transfer, tender, assign or otherwise dispose of (including by gift) any or all of the Parent Shares. For the avoidance of doubt, it is understood and agreed that the Parent Shares may be sold, transferred or assigned to Parent from and after the date hereof but prior to the Effective Time.

ARTICLE VIII
Conditions to Consummation of the Merger

8.1           Conditions to the Obligation of Each Party to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent legally permissible, waiver by Parent and the Company (acting pursuant to a resolution of the Special Committee) at or prior to the Effective Time of each of the following conditions:

(a)       The Company Stockholder Approval shall have been obtained.

(b)       The Minority Approval shall have been obtained.

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(c)       No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

8.2          Conditions to the Obligations of the Company to Effect the Merger.

(a)       (i) Each representation and warranty of Parent and Merger Sub set forth in Section 6.1 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and (ii) each representation and warranty of Parent and Merger Sub set forth in Article VI of this Agreement (other than those referenced in clause (i) above) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), other than in the case of this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect,” “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded).

(b)       Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)       Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

8.3          Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.

(a)       Since the date of the Merger Agreement, a Material Adverse Effect with respect to the Company shall not have occurred.

(b)       (i) Each representation and warranty of the Company set forth in Sections 5.1 and 5.2(a) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and (ii) each representation and warranty of the Company set forth in Article V of the Merger Agreement (other than those referenced in clause (i) above) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), other than in the case of this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect,” “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded).

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(c)       The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(d)       The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied.

ARTICLE IX
Termination

9.1           Termination by Mutual Consent. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by mutual written consent of the Company (at the direction of the Special Committee) and Parent.

9.2           Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by either Parent or the Company (at the direction of the Special Committee) if:

(a)       the Effective Time shall not have occurred on or before June 30, 2018 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, either Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the consummation of the Merger, where such breach has been the primary cause of the failure of the consummation of the Merger to occur on or before the Outside Date;

(b)       the Company Stockholder Approval or the Minority Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c)       the Special Committee shall have made a Change of Recommendation; or

(d)       any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to such Order.

9.3           Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if: (a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that any condition to the consummation of the Merger contained in Section 8.2(a) or (b) is not reasonably capable of being satisfied while such breach is continuing, (b) the Company shall have delivered to Parent written notice of such breach and (c) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 8.2(a) and (b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

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9.4           Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Parent if: (a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that any condition to the consummation of the Merger contained in Section 8.3(a), (b) or (c) is not reasonably capable of being satisfied while such breach is continuing, (b) Parent shall have delivered to the Company written notice of such breach and (c) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 8.3(a), (b) and (c) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4 if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5           Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X
Miscellaneous and General

10.1         Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 7.4 (Publicity), 7.5 (Expenses) and 7.6 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.5 (Expenses) and 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2         Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after receipt of the Company Stockholder Approval and the Minority Approval at the Company Meeting, no amendment may be made which, by Law or in accordance with the rules of the OTC, requires further approval by the Company’s stockholders without the approval of such stockholders.

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10.3        Waiver of Conditions. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company (at the direction of the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after the receipt of the Company Stockholder Approval and the Minority Approval at the Company Meeting, there may not be an extension or waiver under this Agreement which decreases the Per Share Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach or failure to perform or comply.

10.4        Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5        Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)       This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if, and only if, the Court of Chancery of the State of Delaware lacks jurisdiction, the federal or state courts of the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

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(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c)       The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with its terms, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without any requirement for the posting of bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.6         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, by nationally recognized overnight courier service (with proof of service) or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given and effective when (i) so delivered in person, (ii) when transmitted via facsimile to the number set forth below or via e-mail (in each case, if no “system” error or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, (iii) the Business Day following the day on which the same has been delivered to a nationally recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) four (4) Business Days after being so mailed. Such notices and communications shall be delivered to the respective Parties at the following addresses, facsimile numbers or email addresses as follows:

If to Parent or Merger Sub:

Starfire Holding Corporation

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Keith Cozza

Fax: (866) 640-8022

E-mail: KCozza@sfire.com

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with a copy (which does not constitute notice) to:

Starfire Holding Corporation

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Andrew Langham, Esq.

Fax: (917) 591-3310

E-mail: alangham@sfire.com

and

Thompson Hine LLP

335 Madison Avenue, 12th floor

New York, New York 10017

Attention: Todd Mason, Esq.

Fax: (212) 344-6101

E-mail: Todd.Mason@thompsonhine.com

If to the Company or the Special Committee:

Jack G. Wasserman

510 East 86th Street

New York, NY 10028

Fax: (212) 288-2244

E-mail: jgwasserman@yahoo.com

with a copy (which does not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019-6119

Attention: Steven Khadavi

Fax: (646) 390-6549

E-mail: khadavi.steven@dorsey.com

and

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022-4784

Attention: Salomon Sassoon; Matthew Manuelian

Fax: (212) 735-8708

E-mail: ssassoon@morrisoncohen.com; mmanuelian@morrisoncohen.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile or e-mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

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10.7         Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.8         No Third-Party Beneficiaries. Except as provided in Section 7.6 (which is intended for the benefit of the Indemnified Parties), each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.6 and Article IV shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9         Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11       Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signatures on Next Page]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CADUS CORPORATION

By:	/s/ Hunter C. Gary
Name: Hunter C. Gary
Title: President and Chief Executive Officer

STARFIRE HOLDING CORPORATION

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary; Treasurer

CADUS MERGER SUB LLC

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: President; Secretary

[Agreement and Plan of Merger Signature Page]

Exhibit A

Form of Certificate of Incorporation

[See Attached]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CADUS CORPORATION

First. The name of the corporation (hereinafter called the “Corporation”) is Cadus Corporation.

Second. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19808.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth. The total number of shares of stock which the Corporation shall have authority to issue is 5,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

Fifth. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

Seventh. To the fullest extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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Eighth. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer and each person who serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time.

Ninth. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

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Exhibit B

Form of By-Laws

[See Attached]

AMENDED AND RESTATED BYLAWS

OF

CADUS CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1.       Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.2.       Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 1.3.       Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

Section 1.4.       Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

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Section 1.5.       Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6.       Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7.       Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or any law or regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

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Section 1.8.       Fixing Date for Determination of Stockholders of Record.

(a)       In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)       In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)       Unless otherwise restricted by the certificate of incorporation, in order that the corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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Section 1.9.       List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10.       Action By Written Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 1.11.       Inspectors of Election. The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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Section 1.12.       Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

Board of Directors

Section 2.1.       Number; Qualifications. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors or the stockholders. Directors need not be stockholders.

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Section 2.2.       Election; Resignation; Vacancies. At each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3.       Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4.       Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5.       Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6.       Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7.       Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8.       Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

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ARTICLE III

Committees

Section 3.1.       Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 3.2.       Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1.       Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

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Section 4.2.       Powers and Duties of Officers. The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3.       Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V

Indemnification of Directors and Officers

Section 5.1.       Right to Indemnification – Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation or a subsidiary of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such act, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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Section 5.2.       Right to Indemnification – Derivative Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation or a subsidiary of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 5.3.       Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145 of the General Corporation Law of the State of Delaware. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 5.4.       Right to Indemnification. Notwithstanding the foregoing provisions of this Article V, the right of indemnification provided hereunder shall not apply with respect to an action, suit or proceeding (or part thereof) initiated by a director, officer or other indemnified person unless the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors; provided, however, that this Section 5.4 shall not limit the right of an indemnified person to recover the expenses of suit with respect to a suit by such indemnified person against the Corporation to recover the unpaid amount of a claim for indemnification under Section 5.1 or Section 5.2 of this Article V, or the unpaid portion of a claim for advancement of expenses under Section 5.3 of this Article V, or the defense of a suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, to the extent that the indemnified person is successful in prosecuting or defending such suit.

Section 5.5.       Miscellaneous.

(a)       Non-Exclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Board of Directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the corporation or others and for such other indemnification of directors, officers or persons serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise as it shall deem appropriate.

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(b)       Insurance, Contracts and Funding. The corporation shall maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of, or person serving in any other capacity with, the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liabilities or losses, whether or not the corporation would have the power to indemnify such person against such expenses, liabilities or losses under the General Corporation Law of the State of Delaware. The corporation may enter into contracts with any director or officer of the corporation or person serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise in furtherance of the provisions of this Article V and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this Article V.

(c)       Contractual Nature. The provisions of this Article V shall be applicable to all actions, suits or proceedings commenced or continuing after its adoption, whether such arise out of events, acts or omissions which occurred prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director, officer or person serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise and shall inure to the benefit of the heirs, executors and administrators of such person. This Article V shall be deemed to be a contract between the corporation and each person who, at any time that this Article V is in effect, serves or agrees to serve in any capacity which entitles him to indemnification hereunder and any repeal or other modification of this Article V or any repeal or modification of the General Corporation Law of the State of Delaware or any other applicable law shall not limit any such person’s entitlement to the advancement of expenses or indemnification under this Article V for actions, suits and proceedings then existing or later threatened or arising ,in whole or in part, out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification for actions, suits or proceedings commenced or threatened after such repeal or modification to enforce this Article V with regard to actions, suits or proceedings arising ,in whole or in part, out of acts, omissions or events occurring prior to such repeal or modification.

(d)       Severability. If this Article V or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Article V shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

(e)       Certain Terms. For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

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ARTICLE VI

Stock

Section 6.1.       Certificates. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 6.2.       Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VII

Powers of Directors and Officers to Contract with the Corporation

Any and all of the directors and officers of the corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the corporation and themselves, or any and all of the individuals from time to time constituting the Bboard of Directors, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the Board of Directors or committee thereof and the Board of Directors or committee thereof in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Any director of the corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction. This Article VII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

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ARTICLE VIII

Miscellaneous

Section 8.1.       Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 8.2.       Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3.       Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 8.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by facsimile, telephone or other means of electronic transmission.

Section 8.4.       Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 8.5.       Form of Records. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8.6.       Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

Adopted as of [•].

*****

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Annex B

[LETTERHEAD OF ALVAREZ & MARSAL VALUATION SERVICES, LLC]

January 20, 2018

Special Committee of the Board of Directors

Cadus Corporation

767 Fifth Avenue

New York, NY 10153

To the Special Committee of the Board of Directors:

The Special Committee of the Board of Directors (the “Special Committee”) of Cadus Corporation (the “Company”) has requested Alvarez & Marsal Valuation Services, LLC (“A&M” or “we”) to provide it with A&M’s opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of the Company other than the Excluded Holders (as defined below) of the Consideration (as defined below) to be received by such stockholders (other than the Excluded Holders) in the Proposed Transaction (as defined below), without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder.

1.	Description of the Proposed Transaction

We understand that the Company proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Starfire Holding Corporation (the “Acquiror”) and Cadus Merger Sub LLC, a wholly-owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Acquiror (“the Proposed Transaction”), and each outstanding share of common stock of the Company not owned by the Acquiror, Merger Sub or any of their respective affiliates will be converted into the right to receive $1.61 per share, without interest (the “Consideration”). For purposes of this Opinion, the term “Excluded Holders” refers to the Acquiror, Merger Sub and their respective affiliates, including, without limitation, Barberry Corp. and High River Limited Partnership.

2.	Scope of the Analysis

In connection with this Opinion, A&M has, among other things:

a)	Reviewed, among other documents, the following:
i.	A draft of the Agreement dated January 16, 2018;
ii.	First Amended and Restated Agreement of Limited Partnership of Laurel Partners Limited Partnership dated December 31, 1996;

iii.	Laurel Partners General Ledger Trial Balance for the period ended December 31, 2017;
iv.	Cadus Corporation and Subsidiary Form 1120 NOL Carryover Detail Schedule;
v.	2015 Form NYC-2A New York City Combined Business Corporation Tax Return;
vi.	vi. 2015 Form CT-3-A New York State General Business Corporation Combined Franchise Tax Return;
vii.	2016 Form 1120 Florida Corporate Income/Franchise Tax Return;

viii. 2016 Form 1120 U.S. Corporation Income Tax Return;

ix. Cadus Patents dated September 28, 2015;

x. Cadus Property Listing dated January 16, 2018;

xi. Buyer’s and Seller’s Combined Closing Statements for the following properties:

1.     241 Atlantic Isle, Sunny Isles Beach, FL dated March 19, 2014

2.     700 88th Street, Surfside, FL dated May 2, 2014

3.     1211 Stillwater Drive, Miami Beach, FL dated March 11, 2014

4.     1420 Biscaya Drive, Surfside, FL dated February 4, 2014

5.     2535 Shelter Avenue, Miami Beach, FL dated April 30, 2014

6.     2555 Shelter Avenue, Miami Beach, FL dated April 30, 2014

7.     3437 N. Mooring Way, Coconut Grove, FL dated April 8, 2014

8.     3506 Main Lodge Drive, Coconut Grove, FL dated February 4, 2014

9.     18970 N. Bay Road., Sunny Isles Beach, FL dated March 24, 2014

xii. Vacant Land N Bayshore Drive/ Folio No. 06-2228-011-2620 dated August 29, 2014;

xiii. Residential Contract of Sale for 69 East Hollow Road, East Hampton, NY dated August 7, 2014;

xiv. Strang Architecture Schematic Design Set for 11404 North Bayshore Drive, North Miami, FL dated February 5, 2015; and

xv. Application for Payment from EBL Construction for 2535 Shelter Avenue, Miami Beach, FL dated December 25, 2017.

b)	Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 through December 31, 2016 and the Company’s unaudited interim financial statements for the quarter ended September 30, 2017 included in the Company’s Form 10-Q filed with the SEC;

c)	Reviewed certain non-public internal financial information, including an unaudited balance sheet as of December 31, 2017, and other data relating to the business and financial prospects for the Company that were provided to us by the Company for the purpose of our analysis and accordingly on which basis we prepared our analysis;

d)	Conducted discussions with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction;

e)	Reviewed a letter dated January 20, 2018 from the management of the Company, which made certain representations as to historical financial statements, financial condition of the underlying assets and liabilities, and other assumptions for the Company (the “Management Letter”);

f)	Considered the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that we deemed relevant;

g)	Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;

h)	Reviewed and discussed with the Special Committee the following estimates or scenarios: (i) estimates prepared by Company management of the Company’s net operating loss tax carryforwards (the “Company NOLs”), (ii) illustrative theoretical scenarios (the “Company Illustrative Taxable Income Scenarios”) of the Company’s taxable income and the timing of the realization thereof, which (A) were prepared by Company management solely for the preparation of A&M’s financial analyses and this Opinion and (B) Company management has indicated are more favorable to the Company than what management believes is achievable, (iii) estimates of the potential tax savings available to the Acquiror and its affiliates based on the Company NOLs (the “Acquiror Estimated NOL Tax Savings”), which were discussed with representatives of the Acquiror, and (iv) estimates of the potential tax savings available to a third party acquiror based on the Company NOLs and the assumptions underlying the Company Illustrative Taxable Income Scenarios, subject to the limitations of Section 382 of the Internal Revenue Code of 1986, as amended (the “Third Party Estimated NOL Tax Savings”); and

i)	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this Opinion.

3.	Assumptions, Qualifications, and Limiting Conditions

The opinions expressed herein are subject to the following additional qualifications and limitations, with the Company’s consent:

a)	In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, data and representations (including, without limitation, the accuracy of the representations set forth in the Management Letter) that were (i) publicly available, (ii) furnished to us by the Company, or (iii) otherwise reviewed by us for purposes of this Opinion; and we have not assumed and we do not assume any responsibility or liability for any such information, data or representations. In addition, we have assumed that (i) the Company NOLs have been reasonably calculated in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the amount of such Company NOLs, (ii) the Company Illustrative Taxable Income Scenarios are a reasonable basis on which to calculate a range of theoretical values of the Company NOLs to the Company on a standalone basis, (iii) the Acquiror Estimated NOL Tax Savings are a reasonable basis on which to calculate the upper end of the value of the Company NOLs to the Acquiror, and (iv) the Third Party Estimated NOL Tax Savings are a reasonable basis on which to evaluate a hypothetical third party acquiror’s ability to utilize the Company NOLs to achieve future tax savings. In connection with the preparation of our analyses and this Opinion, Management of the Company has advised us that the Company has generated no revenue for the years ended December 31, 2015, 2016 and 2017; does not seek to utilize, license, sell or otherwise derive revenue from its patents, or develop or pursue new technology; has no contracts for the sale of any of its real properties; and maintains a full valuation allowance against its deferred tax assets based on Company management’s assessment of the likelihood of realization of taxable income. In addition, in connection with the preparation of our analyses and this Opinion, management of the Company has advised us, with respect to the Company’s interest in Laurel Partner Limited Partnership (“Laurel Partners”) that, to the best of Company managements’ knowledge, Laurel Partners does not have any ongoing operations;

b)	We have not made an independent evaluation or appraisal of the assets, other than the Company’s real property assets, or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals;

c)	Neither A&M nor any of its affiliates has been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction;

d)	This Opinion addresses only the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the Consideration to be received by such stockholders in the Proposed Transaction. We do not express any view on, and this Opinion does not address, any other term or aspect of the Agreement or Proposed Transaction, including, without limitation, as to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation;

e)	We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction as consummated will not differ in any material respect from that described in the Agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Agreement will comply with all material terms of the Agreement;

f)	We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion;

g)	This Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Special Committee has obtained such advice as it deemed necessary from qualified professionals;

h)	This Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Company to effect the Proposed Transaction, or whether the Consideration to be received by the stockholders of the Company in the Proposed Transaction represents the best price obtainable. We express no view as to the federal, state or local tax consequences of the Proposed Transaction;

i)	This Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us;

j)	This Opinion is effective as of the date hereof. We have no obligation to update the Opinion and expressly disclaim any responsibility to do so in the absence of any such request; and

k)	We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of this Opinion, A&M has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. This Opinion does not constitute a view regarding the solvency of the Company or Acquiror prior to or subsequent to the Proposed Transaction. A&M has performed no procedures to determine the solvency of the Company or Acquiror. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes. In addition, A&M is not expressing any opinion as to the market price or value of any of the Company’s or Acquiror’s securities after announcement of the Proposed Transaction. A&M has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, without our prior written consent, except as described in the remainder of this paragraph. This Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by A&M.

This Opinion is provided for the benefit of the Special Committee, in their capacity as such, in connection with and for the purposes of their consideration of the Proposed Transaction. This Opinion does not constitute a recommendation by A&M to the Special Committee, any holder of securities of the Company or any other person as to how such person should vote or act in relation to the Proposed Transaction or any form of assurance by A&M as to the condition of the Company; instead, it only addresses the fairness, from a financial point of view, to the stockholders of the Company, other than the Excluded Holders, of the Consideration to be received by such holders in the Potential Transaction pursuant to the Agreement. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

4.	Disclosure of Prior Relationships

We will receive a fee as compensation for our services in rendering this Opinion, a portion of which was paid as a non-refundable retainer and the remainder of which is payable upon A&M stating to the Special Committee that it is prepared to deliver its Opinion. No portion of A&M’s fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. The Company has also agreed to reimburse A&M for certain expenses and to indemnify A&M in respect of certain liabilities that might arise out of our engagement.

5.	Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company other than the Excluded Holders in the Proposed Transaction pursuant to the Agreement is fair to such stockholders from a financial point of view.

This Opinion has been approved by the internal opinion committee of A&M.

Yours faithfully,

/s/ Alvarez & Marsal Valuation Services, LLC

Alvarez & Marsal Valuation Services, LLC

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETIONSPECIAL MEETING OF STOCKHOLDERS OFCADUS CORPORATION [•], 2018INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.IN PERSON - You may vote your shares in person by attending the special meeting. GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://astproxyportal.com/ast/Cadus Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated January 20, 2018, by and among Cadus Corporation, Starfire Holding Corporation and Cadus Merger Sub LLC.2. To approve any proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNERDIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BEVOTED “FOR” PROPOSALS 1 AND 2. THE PROXIES ARE FURTHERAUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHERBUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANYADJOURNMENT OR POSTPONEMENT THEREOF. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CADUS CORPORATIONPROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON [•], 2018THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having received notice of the special meeting and the proxy statement, hereby appoints Hunter C. Gary and/or Jack G. Wasserman as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Cadus Corporation held of record by the undersigned at the close of business on [•], the record date, at the Special Meeting of Stockholders to be held on [•], 2018 at [•], at [•], and at any adjournment thereof.(Continued and to be signed on the reverse side.)